Execution Version

PURCHASE AND SALE AGREEMENT

BETWEEN

O'BRIEN RESOURCES, LLC

SEPCO II, LLC

LIBERTY ENERGY, LLC

CROW HORIZONS COMPANY

AND

O'BENCO II, LP

COLLECTIVELY, AS SELLER,

AND

BERRY PETROLEUM COMPANY,

AS PURCHASER,

DATED AS OF JUNE 10, 2008

ARTICLE I
PURCHASE AND SALE

Section 1.1	Purchase and Sale	1
Section 1.2	Certain Definitions	1
Section 1.3	Excluded Assets	7

ARTICLE II
PURCHASE PRICE

ARTICLE III
TITLE MATTERS

ARTICLE IV
ENVIRONMENTAL MATTERS

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF SELLER

Section 5.1	Seller Parties	29
Section 5.2	Litigation	30
Section 5.3	Taxes and Assessments	30

-i-

(continued)

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF PURCHASER

ARTICLE VII
COVENANTS OF THE PARTIES

-ii-

(continued)

ARTICLE VIII
CONDITIONS TO CLOSING

Section 8.1	Conditions of Seller to Closing	46
Section 8.2	Conditions of Purchaser to Closing	46

ARTICLE IX
CLOSING

Section 9.1	Time and Place of Closing	48
Section 9.2	Obligations of Seller at Closing	48
Section 9.3	Obligations of Purchaser at Closing	49
Section 9.4	Closing Payment and Post-Closing Purchase Price Adjustments	50

ARTICLE X
TAX MATTERS

ARTICLE XI
TERMINATION AND AMENDMENT

Section 11.1	Termination	56
Section 11.2	Effect of Termination	56

-iii-

(continued)

Section 11.3	Distribution of Deposit Upon Termination	57

ARTICLE XII
INDEMNIFICATION; LIMITATIONS

Section 12.2	Indemnification	58
Section 12.3	Indemnification Actions	61
Section 12.4	Casualty and Condemnation	63
Section 12.5	Limitation on Actions	64

ARTICLE XIII
MISCELLANEOUS

-iv-

(continued)

EXHIBITS:

Exhibit A-1	Leases
Exhibit A-2	Wells
Exhibit A-3	Midstream Assets
Exhibit A-4	Equipment
Exhibit A-5	Plat
Exhibit B	Form of Assignment and Bill of Sale
Exhibit C	Form of Transition Services Agreement
Exhibit D	Plan of Operations
Exhibit E	Form of Non-Competition Agreement

SCHEDULES:

Schedule 1.3	Certain Excluded Assets
Schedule 3.1	Exclusion Acreage
Schedule 3.3	Permitted Encumbrances
Schedule 3.4	Allocated Values
Schedule 4.2	Environmental Disclosure
Schedule 5.2	Litigation
Schedule 5.3	Taxes and Assessments
Schedule 5.4	Compliance with Law
Schedule 5.5	Material Contracts
Schedule 5.6	Payments for Production
Schedule 5.7	Imbalances
Schedule 5.8	Consents and Preferential Rights to Purchase
Schedule 5.12	Outstanding Capital Commitments
Schedule 5.14	Payables
Schedule 5.15	Proceeds Held in Suspense
Schedule 5.19	Absence of Certain Changes
Schedule 5.20	Condition of the Properties
Schedule 5.22	Gross and Net Acres
Schedule 5.23	Knowledge of Seller Parties
Schedule 13.5	Bonds and Guarantees

-v-

TABLE OF DEFINED TERMS

Page

Accounting Arbitrator	50
Accounting Principles	11
Adjustment Period	11
Affiliate	3
Agreed Rate	3
Agreement	1
Allocated Value	17
Assets	1
Assignment and Bill of Sale	13
Assumed Seller Obligations	57
Business Day	4
Casualty Loss	63
Claim	61
Claim Notice	61
Closing	48
Closing Date	48
Closing Payment	50
Code	4
Confidentiality Agreement	38
Contracts	2
Cut-Off Date	4
Damages	60
Deposit	8
Defensible Title	14

-vi-

TABLE OF DEFINED TERMS
Page

Effective Date	4
Environmental Arbitrator	28
Environmental Consultant	24
Environmental Defect	24
Environmental Defect Amount	26
Environmental Information	25
Environmental Laws	23
Environmental Review	24
Environmental Review Plan	24
Equipment	2
Escrow Agent	8
Escrow Agreement	8
Escrow Amount	65
Escrow Maintenance Period	65
Exchange Property	55
Excluded Assets	7
Excluded Records	3
Governmental Authority	4
Hart-Scott-Rodino Act	4
Hydrocarbons	4
Indemnified Person	61
Indemnifying Person	61
Independent Appraiser	9
Lands	1

-vii-

TABLE OF DEFINED TERMS

Page

Laws	4
Leases	1
Lowest Cost Response	4
Material Adverse Effect	4
Material Consent	21
Material Contract	5
Midstream Assets	2
Minimum Damage Amount	65
NORM	24
Party	1
Permitted Encumbrances	14
Person	5
Post-Closing Period	52
Pre-Closing Period	52
Properties	2
Property Costs	6
Purchase Price	8
Purchaser	1
Purchaser Group	59
Records	3
Required Net Worth	51
Reserve Report	6
Retained Seller Obligations	57
SEC	43

-viii-

TABLE OF DEFINED TERMS

Page

Seller	1
Seller Group	58
Seller-Operated Properties	42
Seller Party	1
Seller's Proposed Allocation Schedule	8
Surface Rights	2
Target Closing Date	48
Tax	6
Tax Audit	53
Tax Indemnified Person	53
Tax Indemnifying Person	53
Tax Items	52
Tax Return	30
Title Arbitrator	20
Title Defect	14
Title Defect Amount	22
Transition Services Agreement	49
Unadjusted Purchase Price	8
Undeveloped Assumption Data	13
Undeveloped Locations	13
Units	2
Wells	2

-ix-

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (this "Agreement"), is dated as of June 10, 2008, by and between O'Brien Resources, LLC, a Texas limited liability company, O'BENCO II, LP, a Delaware limited partnership, Liberty Energy, LLC, a Massachusetts limited liability company, Crow Horizons Company, a Louisiana general partnership, and Sepco II, LLC a Louisiana limited liability company (collectively, the "Seller," and each a "Seller Party"), and Berry Petroleum Company, a Delaware corporation ("Purchaser").  Seller and Purchaser are sometimes referred to herein collectively as the "Parties" and individually as a "Party."

RECITALS:

Seller desires to sell and Purchaser desires to purchase those certain interests in oil and gas properties, rights and related assets that are defined and described as "Assets" herein; and

It is the intent of the Seller to transfer, and the intent of Purchaser to acquire, subject to the Excluded Assets and the further terms and conditions of this Agreement, all other leases, lands, surface interests, and other assets owned by Seller and located, as of the Effective Date or as of the Closing Date, on the lands highlighted in yellow on the plat attached hereto as Exhibit A-5, whether or not such leases, lands, surface interests, or other assets are described on Exhibits A-1 through A-4 hereto.

NOW, THEREFORE, in consideration of the premises and of the mutual promises, representations, warranties, covenants, conditions, and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

ARTICLE I
PURCHASE AND SALE

Section 1.1           Purchase and Sale.  On the terms and conditions contained in this Agreement, Seller agrees to sell to Purchaser and Purchaser agrees to purchase, accept, and pay for the Assets.

Section 1.2            Certain Definitions.  As used herein:

(a)           "Assets" means all of Seller's right, title, and interest in and to the following:

(i)           The oil and gas leases, oil, gas, and mineral leases and subleases described on Exhibit A-1 (the "Leases") together with the lands covered thereby (the "Lands"), and all rights to production after the Effective Date relating to the Leases and the Lands, including, without limitation, all royalties, overriding royalties, net profits interests, mineral fee interests, carried interests, and, without limiting the foregoing, other rights (of whatever character, whether legal or equitable, and whether vested or contingent) in and to the oil, gas, and other minerals in, on, under, and that may be produced from, the Leases and the Lands;

(ii)           Any and all oil, gas, water, CO2, or injection wells thereon or on pooled, communitized, or unitized acreage that includes all or any part of the Leases, including, without limiting the foregoing, the interests in the wells shown on Exhibit A-2 attached hereto, whether producing, non-producing, permanently or temporarily plugged and abandoned, and whether or not fully described (the "Wells");

(iii)           All pooled, communitized, or unitized acreage which includes all or part of any Leases (the "Units"), and all tenements, hereditaments, and appurtenances belonging thereto;

(iv)           The gas processing plants, gas gathering systems, pipelines, drip stations, and other mid-stream equipment described on Exhibit A-3 (the "Midstream Assets" and, together with the Leases, Wells, and Units, the "Properties");

(v)           All currently existing contracts, agreements, and instruments with respect to the Properties, to the extent applicable to the Properties, including, without limitation, operating agreements, unitization, pooling, and communitization agreements, declarations and orders, area of mutual interest agreements, joint venture agreements, farmin and farmout agreements, exchange agreements, transportation agreements, agreements for the sale and purchase of Hydrocarbons, and processing agreements; provided, however, that the term "Contracts" shall not include (A) any contracts, agreements, and instruments included within the definition of "Excluded Assets," and (B) the Leases and other instruments constituting Seller's chain of title to the Leases (subject to such exclusion and proviso, the "Contracts");

(vi)           All surface fee interests, easements, permits, licenses, servitudes, rights-of-way, surface leases, and other rights to use the surface appurtenant to, and used or held for use primarily in connection with, the Properties, but excluding any permits and other appurtenances included within the definition of "Excluded Assets" (subject to such exclusions, and including without limitation those rights-of-way and other surface rights listed on Exhibit A-3, the "Surface Rights");

(vii)          All equipment, machinery, fixtures, and other tangible personal property and improvements located on the Properties or used or held for use primarily in connection with the operation of the Properties or the production of Hydrocarbons from the Properties, the material items of which are described on Exhibit A-4, including, without limitation, the tubular inventory located on the Oakes Field yard in Limestone County, Texas and in the Blocker Field location in Harrison County, Texas and specifically described on Exhibit A-4, but excluding items included within the definition of "Excluded Assets" (subject to such exclusions, the "Equipment");

(viii)         All Hydrocarbons produced from, or directly attributable to, the Leases, Units, or Wells after the Effective Date; all Hydrocarbon inventories from the Properties in storage as of the end of the Effective Date; and, to the extent related to the Properties, all production, plant, and transportation imbalances as of the Effective Date (provided, however, that Purchaser's rights to the Assets described in this subsection (viii) shall be satisfied solely pursuant to Section 2.3); and

(ix)           The data and records of Seller, to the extent directly relating to the Properties, excluding, however:

(A)           all corporate, financial, Tax, and legal data and records of Seller that relate to Seller's business generally (whether or not relating to the Assets) or to Seller's business and operations not otherwise expressly included in this Agreement;

(B)           any data, software, and records (including, without limitation, the licenses or other agreements granting the right to use the same) to the extent disclosure or transfer is prohibited or subjected to payment of a fee or other consideration by any license agreement or other agreement with a Person other than Affiliates of Seller, or by applicable Law, and for which no consent to transfer has been received or for which Purchaser has not agreed in writing to pay the fee or other consideration, as applicable;

(C)           all legal records and legal files of Seller including all work product of and attorney-client communications with Seller's legal counsel (other than Leases, title opinions, and Contracts);

(D)           data and records relating to the sale of the Assets, including, without limitation, communications with the advisors or representatives of any Seller Party or communications and arrangements among the Seller Parties and bids received from, and records of negotiations with, third Persons;

(E)           any data and records relating to the other Excluded Assets; and

(F)           original data and records retained by Seller pursuant to Section 13.6.

(Clauses (A) through (F) shall hereinafter be referred to as the "Excluded Records" and subject to such exclusions, the data, software and records described in this Section 1.2(a)(ix) shall hereinafter be referred to as the "Records.").

(b)           "Affiliate" means, with respect to any Person, a Person that directly or indirectly controls, is controlled by, or is under common control with, such Person, with control in such context meaning the ability to direct the management or policies of a Person through ownership of voting shares or other securities, pursuant to a written agreement, or otherwise.

(c)           "Agreed Rate" means the lesser of (i) the one month London Inter-Bank Offered Rate, as published on Page BBAM of the Bloomberg Financial Markets Information Service on the last Business Day prior to the Effective Date plus three percentage points (LIBOR +3%) and (ii) the maximum rate allowed by applicable Laws.

(d)           "Business Day" means any day other than a Saturday, a Sunday, or a day on which banks are closed for business in New York, New York or Shreveport, Louisiana, United States of America.

(e)           "Code" means the United States Internal Revenue Code of 1986, as amended.

(f)           "Cut-Off Date" means five o'clock local time at the location of the Properties on a date that is the later to occur of (i) One-Hundred Eighty (180) days after the Closing Date and (ii) December 31, 2008.

(g)           "Effective Date" means 12:00 a.m. Central Time on February 1, 2008.

(h)           "Governmental Authority" means any national government and/or government of any political subdivision, and departments, courts, commissions, boards, bureaus, ministries, agencies, or other instrumentalities of any of them.

(i)            "Hart-Scott-Rodino Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

(j)            "Hydrocarbons" means crude oil, gas, casinghead gas, condensate, natural gas liquids, and other gaseous or liquid hydrocarbons (including, without limitation, ethane, propane, iso-butane, nor-butane, gasoline, and scrubber liquids) of any type and chemical composition.

(k)           "Laws" means all laws, statutes, rules, regulations, ordinances, orders, decrees, requirements, judgments, and codes of Governmental Authorities.

(l)            "Lowest Cost Response" means, with respect to any Environmental Defect, the response required or allowed under Environmental Laws that addresses such Environmental Defect to the extent required by applicable Environmental Laws at the lowest cost (considered as a whole taking into consideration any material negative impact such response may have on the operations of the relevant Assets and any potential material additional costs or liabilities that may likely arise as a result of such response) as compared to any other response that is required or allowed under Environmental Laws.

(m)           "Material Adverse Effect" means a material adverse effect (i) on the ownership or operation of the Assets, taken as a whole, or (ii) on the ability of Seller to perform its obligations under this Agreement to the extent such obligations are to be performed prior to Closing or to consummate the transactions contemplated hereby; provided, however, that Material Adverse Effect shall not include material adverse effects resulting from general changes in oil and gas prices; general changes in industry, economic or political conditions, or markets; changes in condition or developments generally applicable to the oil and gas industry in any area or areas where the Assets are located; acts of God, including hurricanes and storms; acts or failures to act of Governmental Authorities (where not caused by the willful or negligent acts of Seller); civil unrest or similar disorder; terrorist acts; changes in Laws; effects or changes that are cured or that no longer exist by the earlier of the Closing and the termination of this Agreement pursuant to Article 11; and changes resulting from the announcement of the transactions contemplated hereby or the performance of the covenants set forth in Article 7 or Section 9.4(e) hereof.

(n)           "Material Contract" means, to the extent binding on the Properties after Closing:

(i)            any farm-out agreements, participation, exploration, or other similar upstream agreements, joint operating agreements, unit agreements, AMI agreements, communitization agreements, pooling agreements, processing agreements, transportation agreements, and water disposal agreements;

(ii)            any Contract for the sale of Hydrocarbons produced or to be produced from the Properties that is not terminable by Seller or its successors without penalty on no more than ninety (90) days notice;

(iii)           any Contract that can reasonably be expected to result in aggregate payments by any Seller Party or Purchaser of more than Two-Hundred Thousand dollars ($200,000) during the current or any subsequent fiscal year;

(iv)           any Contract that can reasonably be expected to result in revenues to any Seller Party or Purchaser of more than Two-Hundred Thousand dollars ($200,000) during the current or any subsequent fiscal year;

(v)            any Contract that constitutes a lease under which Seller is the lessor or lessee of real or personal property which lease (A) cannot be terminated by Seller without penalty upon sixty (60) days or less notice and (B) pursuant to which Seller pays or receives an annual base rental of more than One-Hundred Thousand dollars ($100,000);

(vi)           any Contract with any Affiliate of any Seller Party, except to the extent that the obligations of Seller in and to the same will be merged or otherwise cease to exist at Closing;

(vii)          any Contract pending for the acquisition or disposition, directly or indirectly (by merger or otherwise), of Assets with a value in excess of Two-Hundred Thousand dollars ($200,000) (other than sales of Hydrocarbons in the ordinary course of business);

(viii)         Any Contract for the purchase of tubular or similar goods; and

(ix)           any Contract pending for the acquisition or disposition (by merger or otherwise) of all or any part of the Properties, including, without limitation, farm-out agreements, participation, exploration, or other similar agreements, and area of mutual interest agreements, but excluding rights of reassignment upon intent to abandon a Property.

(o)           "Person" means any individual, corporation, partnership, limited liability company, trust, estate, Governmental Authority, or any other entity.

(p)           "Property Costs" means all operating expenses (including without limitation costs of insurance, rentals, shut-in payments, title examination and curative actions, production and similar Taxes measured by units of production, and severance Taxes, attributable to production of Hydrocarbons from the Assets, but excluding Seller's other Taxes) and capital expenditures (including without limitation bonuses, broker fees, and other Lease acquisition costs, costs of drilling and completing wells, and costs of acquiring equipment) incurred in the ownership and operation of the Assets in the ordinary course of business, general and administrative costs with respect to the Assets, and overhead costs charged to the Assets under the applicable operating agreement or, if none, charged to the Assets on the same basis as charged on the date of this Agreement (provided that, where Seller or its Affiliates operate a Well and there is no applicable operating agreement, such overhead costs shall be Nine-Thousand dollars ($9,000) per Well per month in the event that a Well is being drilled, reworked, sidetracked, plugged and abandoned (whether permanently or temporarily), or otherwise actively modified (provided that such operations are in the ordinary course of business), or Nine-Hundred dollars ($900) per Well per month for all other Wells, in either case, proportionately reduced to Seller's working interest in any such Well), but excluding without limitation liabilities, losses, costs, and expenses attributable to:

(i)             claims, investigations, administrative proceedings, arbitration, or litigation directly or indirectly arising out, of or resulting from, actual or claimed personal injury, illness, or death; property damage; environmental damage or contamination; other torts; private rights of action given under any Law; or violation of any Law;

(ii)            obligations to plug wells, dismantle facilities, close pits and clear the site and/or restore the surface or seabed around such wells, facilities, and pits;

(iii)           obligations to remediate actual or claimed contamination of groundwater, surface water, soil, or Equipment;

(iv)           title and environmental claims (including claims that Leases have terminated);

(v)            claims of improper calculation or payment of royalties (including overriding royalties and other burdens on production) related to deduction of post-production costs or use of posted or index prices or prices paid by Affiliates;

(vi)           gas balancing and other production balancing obligations;

(vii)          casualty and condemnation; and

(viii)         any claims for indemnification, contribution, or reimbursement from any third Person with respect to liabilities, losses, costs, and expenses of the type described in preceding clauses (i) through (vii), whether such claims are made pursuant to contract or otherwise.

(q)           "Reserve Report" means that certain report dated February 1, 2008 from Ryder Scott & Company entitled "Estimated Future Reserves and Income Attributable to Certain Working Interests of the Consolidated Selling Interests Including Liberty Energy, LLC."

(r)           "Tax" means all taxes, including any foreign, federal, state, or local income tax, surtax, remittance tax, presumptive tax, net worth tax, special contribution, production tax, pipeline transportation tax, freehold mineral tax, value added tax, withholding tax, gross receipts tax, windfall profits tax, profits tax, severance tax, personal property tax, real property tax, sales tax, goods and services tax, service tax, transfer tax, use tax, excise tax, premium tax, stamp tax, motor vehicle tax, entertainment tax, insurance tax, capital stock tax, franchise tax, occupation tax, payroll tax, employment tax, unemployment tax, disability tax, alternative or add-on minimum tax, and estimated tax, imposed by a Governmental Authority together with any interest, fine, or penalty thereon.

Section 1.3            Excluded Assets.  Notwithstanding anything to the contrary in Section 1.2 or elsewhere in this Agreement, the "Assets" shall not include any rights with respect to the Excluded Assets.  "Excluded Assets" shall mean the following:

(a)           the Excluded Records;

(b)           copies of other Records retained by Seller pursuant to Section 13.6;

(c)           Assets excluded from this Agreement pursuant to Section 3.6;

(d)           all claims against insurers and other third Persons pending on or prior to the Effective Date;

(e)           all trademarks, trade names, and other intellectual property;

(f)           all futures, options, swaps, and other derivatives, and all software used for trading, hedging, and credit analysis;

(g)           all of Seller's interests in office leases, buildings and other real property unless expressly identified in Section 1.2(a)(i), Section 1.2(a)(iii), Section 1.2(a)(vi), or on Exhibit A-3;

(h)           any leased equipment and other leased personal property to the extent the lease is not transferable without payment of a fee or other consideration, subject, however, to Section 3.6;

(i)           all office equipment, computers, software, cell phones, pagers, and other hardware, personal property, and equipment, and contracts related thereto that:  (A) do not relate solely and exclusively to the Properties or relate to Seller's business generally or to other businesses or assets of Seller and its Affiliates, except to the extent the same are expressly identified on Exhibit A-3 or (B) are set forth on Schedule 1.3 (even if relating solely and exclusively to the Assets);

(j)           any Tax refund (whether by payment, credit, offset, or otherwise, and together with any interest thereon) in respect of any Taxes for which Seller is liable for payment or required to indemnify Purchaser under Section 10.1;

(k)            refunds relating to severance Tax abatements (whether by payment, credit, offset, or otherwise, and together with any interest thereon) with respect to all taxable periods or portions thereof ending on or prior to the Effective Date, whether received before, on, or after the Effective Date (including, without limitation, refunds relating to the designation by the Railroad Commission of Texas of any Well or Unit as "High Cost" pursuant to the terms of 16 Tex. Admin. Code Sec.3.101);

(l)             all indemnities and other claims against Persons (even if between the Seller Parties or their respective Affiliates) for Taxes for which Seller or its Affiliates is liable for payment or required to indemnify Purchaser under Section 10.1;

(m)           claims against insurers under policies held by Seller or its Affiliates;

(n)           costs and revenues associated with all joint interest audits and other audits of Property Costs covering periods for which Seller is in whole or in part responsible for the Assets;

(o)            any royalty, overriding royalty, net profits interest, volumetric production payment, or other such interest reserved by, or conveyed to, any Seller Party prior to the Closing Date, including, without limitation, (i) the interests set forth on Schedule 1.3, and (ii) any overriding royalty interest reserved by, or conveyed to, O'Brien Resources, LLC prior to the Closing Date; and

(p)            any other assets, contracts, equipment, accounts, or other rights or properties described on Schedule 1.3.

ARTICLE II
PURCHASE PRICE

Section 2.1           Purchase Price.  The purchase price for the Assets (the "Purchase Price") shall be Five -Hundred Ninety Million dollars ($590,000,000) (the "Unadjusted Purchase Price"), adjusted as provided in Section 2.3.  Contemporaneously with the execution and delivery of this Agreement, Purchaser has delivered or caused to be delivered to the Shreveport branch of Capital One, N.A. (the "Escrow Agent"), a wire transfer in the amount equal to ten percent (10%) of the Unadjusted Purchase Price in same-day funds (the "Deposit") to be held, invested, and disbursed in accordance with the terms of an escrow agreement of even date herewith among Seller, Purchaser, and Escrow Agent (the "Escrow Agreement").  The Deposit and all income earned thereon shall be distributed in accordance with the terms of this Agreement and the Escrow Agreement.

Section 2.2            Allocation of Purchase Price.

(a)           At least ten (10) Business Days prior to the Target Closing Date, Seller shall prepare and deliver to Purchaser, using and based upon the best information available to Seller, a schedule (the "Seller's Proposed Allocation Schedule") setting forth the following items:

(i)             the Unadjusted Purchase Price as set forth in Section 2.1;

(ii)            the liabilities associated with the Assets as of the Closing that are taken into account for purposes of Section 1060 of the Code with respect to the cost basis of the Assets as of Closing; and

(iii)           an allocation of the sum of (A) the Unadjusted Purchase Price under clause (i) and (B) the aggregate amount of liabilities under clause (ii) that are includable in the Purchaser's tax basis in the Assets among the classes of the Assets (but not the specific Assets) as of the Closing, which allocations shall be made in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder, but which need not be consistent with the Allocated Values established pursuant to Section 3.4.

Seller shall, at Purchaser's request, make reasonable documentation available to support the proposed allocations provided in Seller's Proposed Allocation Schedule.  As soon as reasonably practicable, but not later than five (5) Business Days following receipt of Seller's Proposed Allocation Schedule, Purchaser shall deliver to Seller a written report setting forth any changes that Purchaser proposes to be made to Seller's Proposed Allocation Schedule (which report shall specify the reasons for any such changes in reasonable detail and shall include true and complete copies of any supporting documentation pursuant to which such changes are proposed).  The Parties shall undertake to agree on a final schedule no later than two (2) Business Days prior to the Closing Date.  In the event the Parties cannot reach agreement by that date, the allocations set forth in Seller's Proposed Allocation Schedule shall be used pending adjustment under the following paragraph.  Notwithstanding anything to the contrary contained in this Agreement, the allocations of value to Assets other than the Leases, Wells, and Units (including, without limitation the Midstream Assets), if any, shall not exceed twenty-five million dollars ($25,000,000), whether by the initial allocation of value, any adjustments thereto, or otherwise; provided, however, that to the extent that any adjustment to the Unadjusted Purchase Price would cause the Allocated Value of such other Assets to exceed twenty-five million dollars ($25,000,000), the amount of such excess shall be allocated to the Wells and Units.

(b)           Within thirty (30) days after the determination of the Purchase Price under Section 9.4(b), Seller's Proposed Allocation Schedule shall be amended by Seller and delivered to Purchaser to reflect the Purchase Price following final adjustments.  Purchaser shall cooperate with Seller in the preparation of such amended schedule.  If the Seller's amendments to Seller's Proposed Allocation Schedule are not objected to by Purchaser (by written notice to Seller specifying the reasons therefor in reasonable detail) within thirty (30) days after delivery of Seller's adjustments to such schedule, it shall be deemed agreed upon by the Parties.  In the event that the Parties cannot reach an agreement within twenty (20) days after Seller receives notice of any objection by Purchaser, then (i) Purchaser shall be entitled to report its allocation of the Purchase Price for Tax purposes, (ii) each Seller Party shall be entitled to report its respective allocation of the Purchase Price for Tax purposes, and (iii) as between Purchaser and the Seller Parties collectively, such separate reports as filed and reported for Tax purposes need not be consistent.

Section 2.3            Adjustments to Purchase Price.  The Unadjusted Purchase Price shall be adjusted as follows:

(a)           Increased or decreased, as appropriate, in accordance with Section 3.5 and Section 4.4 (whether before or after the Closing);

(b)           Decreased as a consequence of Assets excluded from this transaction as a consequence of the exercise of preferential rights to purchase or the existence of a Casualty Loss, as described in Section 3.6 or Section 12.4, respectively;

(c)           Except with respect to amounts relating to item 1 on Schedule 5.2, decreased by the amount of royalty, overriding royalty, and other burdens payable out of production of Hydrocarbons from the Leases and Units or the proceeds thereof to third Persons but held in suspense by Seller at the Closing, and any interest accrued in escrow accounts for such suspended funds, to the extent such funds are not transferred to Purchaser's control at the Closing;

(d)           Increased or decreased, as applicable, for the value of net underproduction or net overproduction, if any, of gas from Seller's interest in the Properties as a result of pipeline or other imbalances as of the Effective Date, based upon the amount of the net imbalance in MMBtu multiplied by Inside FERC's Gas Market Report Index price for East Texas, Houston Ship Channel as in effect on the first day of the month of the Target Closing Date; provided, however that:

(i)           Notwithstanding anything to the contrary contained in this Agreement, there shall be no adjustment to the Purchase Price for imbalances between the Seller Parties to the extent that any claim with respect to any such imbalance is assigned to Purchaser; and

(ii)           Except with respect to breaches of the representation set forth in Section 5.7 , the adjustment to the Purchase Price set forth in this Section 2.3(d) shall be in full settlement of all imbalances of any type, and, at Closing, Purchaser shall assume Seller's proportionate share of any imbalance with respect to the Properties, including, without limitation, the responsibility for the payment of royalties with respect to such imbalance and any obligation to balance, whether in cash or in kind.

(e)           Increased by the aggregate amount of Hydrocarbon inventories from the Properties in storage on the Effective Date and produced for the account of Seller with respect to the Properties on or prior to the Effective Date, multiplied by the Contract price therefor, or, if there is no applicable Contract, ninety dollars ($90.00) per barrel;

(f)           Except to the extent that such prepaid Taxes are included within the definition of the "Excluded Assets," increased by the net amount of all prepaid expenses (including prepaid Taxes, bonuses, rentals, cash calls to third Person operators, and scheduled payments) less all third Person cash call payments received by Seller as operator to the extent applying to the operation of the Assets after the Effective Date; and

(g)           Adjusted for proceeds and other income attributable to the Assets, Property Costs, and certain other costs attributable to the Assets as follows:

(i)            Decreased by an amount equal to the aggregate amount of the following proceeds received by Seller or any of its Affiliates:

(A)           amounts earned from the sale, during the period from and including the Effective Date through but excluding the Closing Date (such period being referred to as the "Adjustment Period"), of oil, gas, and other Hydrocarbons produced from or attributable to the Properties (net of any (x) royalties, overriding royalties, and other burdens payable out of production of oil, gas, or other Hydrocarbons or the proceeds thereof that are not included in Property Costs; (y) gathering, processing, and transportation costs paid in connection with sales of oil, gas, or other Hydrocarbons that are not included as Property Costs under Section 2.3(g)(ii); and (z) production Taxes, other Taxes measured by units of production, severance Taxes and any other Property Costs, that in any such case are deducted by the purchaser of production, and excluding the effects of any futures, options, swaps, or other derivatives), and

(B)           other income earned with respect to the Assets during the Adjustment Period (provided that for purposes of this Section 2.3(g), no adjustment shall be made for funds received by Seller for the account of third Persons, and excluding any income earned from futures, options, swaps, or other derivatives); and

(ii)           Increased by an amount equal to the amount of all Property Costs, and other amounts (including those Taxes and other amounts expressly excluded from the definition of Property Costs) which are incurred in the ownership and operation of the Assets during the Adjustment Period but paid by or on behalf of Seller or any of its Affiliates, except in each case (A) any costs already deducted in the determination of proceeds in Section 2.3(g)(i), (B) Taxes (other than production Taxes and other Taxes measured by units of production and severance Taxes), which are addressed in Section 10.1, and (C) costs attributable to futures, options, swaps or other derivatives, or the elimination of the same pursuant to Section 7.9.

The amount of each adjustment to the Unadjusted Purchase Price described in Section 2.3(f) and Section 2.3(g) shall be determined in accordance with the United States generally accepted accounting principles (the "Accounting Principles").

Section 2.4           Ordinary Course Pre-Effective Date Costs Paid and Revenues Received Post-Closing.

(a)           With respect to any revenues earned or Property Costs incurred with respect to the Assets on or prior to the Effective Date but received or paid after the Closing Date:

(i)            Seller shall be entitled to all amounts earned from the sale, during the period up to but excluding the Effective Date, of oil, gas, and other Hydrocarbons produced from or attributable to the Properties, which amounts are received after Closing (net of any (A) royalties, overriding royalties, and other burdens payable out of production of oil, gas, or other Hydrocarbons or the proceeds thereof that are not included in Property Costs; (B) gathering, processing, and transportation costs paid in connection with sales of oil, gas, and other Hydrocarbons that are not included as Property Costs under Section 2.4(a)(ii); and (C) production Taxes, other Taxes measured by units of production, severance Taxes, and other Property Costs, that in any such case are deducted by the purchaser of production), and to all other income earned with respect to the Assets up to but excluding the Effective Date and received after Closing; and

(ii)           Seller shall be responsible for (and entitled to any refunds and indemnities with respect to) all Property Costs incurred up to but excluding the Effective Date that are paid after the Closing.

(b)           Without duplication of any adjustments made pursuant to Section 2.3(g), should any Party or its Affiliates receive after Closing any proceeds or other income to which the other Party is entitled under Section 2.4(a), such Party shall fully disclose, account for, and promptly remit the same to such other Party.

(c)           Without duplication of any adjustments made pursuant to Section 2.3(g), should any Party pay after Closing any Property Costs for which the other Party is responsible under Section 2.4(a), such Party shall reimburse the other Party promptly after receipt of such other Party's invoice, accompanied by copies of the relevant vendor or other invoice and proof of payment.

(d)           Without limiting the foregoing, Purchaser shall fully disclose, account for, and promptly remit to Seller any amounts relating to item 1 on Schedule 5.2 until such time as, in the opinion of Seller (in the exercise of its sole discretion), it is no longer necessary to hold such amounts in suspense.

"Earned" and "incurred," as used in this Section and Section 2.3, shall be interpreted in accordance with accounting recognition guidance under the Accounting Principles.

Section 2.5            Procedures.

(a)           For purposes of allocating production (and accounts receivable with respect thereto), under Section 2.3 and Section 2.4, (i) liquid Hydrocarbons shall be deemed to be "from or attributable to" the Properties when they pass through the pipeline connecting into the storage facilities into which they are run or, if there are no such storage facilities, when they pass through the LACT units or similar meters at the point of entry into the pipelines through which they are transported from the applicable Lease or Unit, and (ii) gaseous Hydrocarbons shall be deemed to be "from or attributable to" the Properties when they pass through the delivery point sales meters or similar meters at the point of entry into the pipelines through which they are transported.  Seller shall utilize reasonable interpolative procedures to arrive at an allocation of production when exact meter readings are not available.

Surface use fees, insurance premiums, and other Property Costs that are paid periodically shall be prorated based on the number of days in the applicable period falling on or before, or after, the Effective Date.  Production Taxes and similar Taxes measured by units of production, and severance Taxes, shall be prorated based on the amount of Hydrocarbons actually produced, purchased or sold, as applicable, on or before, and after, the Effective Date.

(b)           After Closing, Purchaser shall handle all joint interest audits and other audits of Property Costs covering periods for which Seller is in whole or in part responsible under Section 2.4.  Purchaser shall not agree to any adjustments to previously assessed costs for which Seller is liable, or any compromise of any audit claims to which Seller would be entitled, without the prior written consent of Seller, which consent shall not be unreasonably withheld.  Purchaser shall provide Seller with a copy of all applicable audit reports and written audit agreements received by Purchaser and relating to periods for which Seller is responsible.

ARTICLE III
TITLE MATTERS

Section 3.1            Seller's Title.

(a)           Subject to Section 13.18, Seller represents and warrants to Purchaser that Seller's title to the Units and Wells shown on Exhibit A-2 and the proved non-producing, undeveloped, probable, and possible locations shown on Exhibit A-2 and depicted on Exhibit A-5 (the "Undeveloped Locations") is (and as of the Closing Date shall be) Defensible Title as defined in Section 3.2.  This representation and warranty provides Purchaser's exclusive remedy with respect to any Title Defects.

(b)           The Assignment and Bill of Sale to be delivered by Seller to Purchaser at Closing (the "Assignment and Bill of Sale") shall be in form identical to the assignment attached hereto as Exhibit B and shall contain a special warranty of title to the Leases shown on Exhibit A-1 by, through, and under each Seller Party severally and not jointly, but not otherwise, subject to the Permitted Encumbrances.  Purchaser shall not be entitled to protection under Seller's special warranty of title in the Assignment and Bill of Sale against any Title Defect reported by Purchaser to Seller pursuant to this Article 3 or to the extent the same has been cured or removed pursuant to Section 3.5(b).

(c)           With respect to each Undeveloped Location, Purchaser shall not be entitled to protection under Seller's representation in Section 3.1(a) against any Title Defect to the extent based upon, or arising out of, (i) Purchaser's change in the surface or bottom hole location of such Undeveloped Location (or the path of the borehole thereof) (A) to or across a location wholly or partially outside of the applicable Unit (or, with respect to Undeveloped Locations located within the Alton Sims lease, the applicable Lease), (B) to or across a location which is not in all respects in compliance with any applicable Laws (including, without limitation, density and spacing rules of the Texas Railroad Commission), or (C) to or across all or any portion of the "Exclusion Acreage" described on Schedule 3.1; or (ii) the completion of any Undeveloped Location at depths deeper than the depth limitations applicable to such Undeveloped Location, if any, described on Exhibit A-1 (collectively, the "Undeveloped Assumption Data").

Section 3.2            Definition of Defensible Title.

(a)           As used in this Agreement, the term "Defensible Title" means that title of the Seller Parties which, subject to the Permitted Encumbrances:

(i)            Entitles all of the Seller Parties, collectively, to receive (after satisfaction of all royalties, overriding royalties, nonparticipating royalties, net profits interests, or other similar burdens on or measured by production of oil and gas), not less than the "net revenue interest" share shown in Exhibit A-2 of all oil, gas, and other minerals produced, saved, and marketed from such Unit, Well, or Undeveloped Location, except decreases in connection with those operations in which any Seller Party may be a nonconsenting co-owner (provided that, in the event of a decrease due to an actual election of non-consent by a Seller Party in which a third Person is entitled to all or a portion of such Seller Party's interests, such decrease is reflected on Exhibit A-2) decreases resulting from reversion of interest to co-owners with respect to operations in which such co-owners elected not to consent (to the extent reflected in Exhibit A-2), decreases resulting from the establishment or amendment of pools or units, decreases required to allow other working interest owners to make up past underproduction or pipelines to make up past under deliveries, and except as otherwise stated in Exhibit A-2;

(ii)            Obligates all of the Seller Parties, collectively, to bear a percentage of the costs and expenses for the maintenance and development of, and operations relating to, any Unit, Well, or Undeveloped Location not greater than the "working interest" shown in Exhibit A-2, except as stated in Exhibit A-2 and except increases resulting from contribution requirements with respect to defaulting or non-consenting co-owners under applicable operating agreements or applicable Law and increases that are accompanied by at least a proportionate increase in Seller's net revenue interest; and

(iii)           Is free and clear of liens, encumbrances, obligations, or defects, other than Permitted Encumbrances.

(b)           As used in this Agreement, the term "Title Defect" means any lien, charge, encumbrance, obligation, or defect, including, without limitation, a discrepancy in net revenue interest or working interest that causes a breach of Seller's representation and warranty in Section 3.1.

Section 3.3            Definition of Permitted Encumbrances.  As used herein, the term "Permitted Encumbrances" means any or all of the following:

(a)           Lessors' royalties and any overriding royalties, reversionary interests, back-in interests, and other burdens to the extent that they do not, individually or in the aggregate, reduce Seller's net revenue interest below that shown in Exhibit A-2 or increase Seller's working interest above that shown in Exhibit A-2 without a corresponding increase in the net revenue interest;

(b)           All leases, unit agreements, pooling agreements, operating agreements, production sales contracts, division orders, farmouts, exploration agreements, carried interests, sales agreements, royalty or overriding royalty agreements, and other contracts, agreements, and instruments applicable to the Assets, including provisions for penalties, suspensions, or forfeitures contained therein, to the extent that they do not, individually or in the aggregate, reduce Seller's net revenue interest below that shown in Exhibit A-2 or increase Seller's working interest above that shown in Exhibit A-2 without a corresponding increase in the net revenue interest;

 (c)           Subject to Section 3.6, rights of first refusal, preferential rights to purchase, and similar rights with respect to the Assets;

(d)           Third-party consent requirements and similar restrictions (i) which are not applicable to the sale of the Assets contemplated by this Agreement, (ii) with respect to which waivers or consents are obtained from the appropriate Persons prior to the Closing Date, (iii) with respect to which the appropriate time period for asserting the right has expired, (iv) which need not be satisfied prior to a transfer, (v) which are not Material Consents, or (vi) which relate to Excluded Records;

(e)           Liens for Taxes or assessments not yet delinquent or, if delinquent, being contested in good faith by appropriate actions;

(f)           Materialman's, mechanic's, repairman's, employee's, contractor's, operator's, and other similar liens or charges arising in the ordinary course of business for amounts not yet delinquent (including any amounts being withheld as provided by Law), or if delinquent, being contested in good faith by appropriate actions;

(g)           All rights to consent, by required notices to, filings with, or other actions by Governmental Authorities in connection with the sale or conveyance of oil and gas leases or rights or interests therein if they are customarily obtained subsequent to the sale or conveyance;

(h)           Rights of reassignment arising upon final intention to abandon or release the Assets, or any of them;

(i)            Easements, rights-of-way, covenants, servitudes, permits, surface leases, and other rights in respect of surface operations to the extent that they do not reduce Seller's net revenue interest below that shown on Exhibit A-2 or increase Seller's working interest beyond that shown on Exhibit A-2 without a corresponding increase in net revenue interest;

(j)            Any actual or asserted termination of Seller's title to any Lease held by production as a consequence of the failure to conduct operations, cessation of production, or insufficient production over any period prior to the Closing Date unless the lessor thereunder has asserted that such Lease has terminated, whether by direct communication, refusal to accept payment of royalty, shut-in royalty, or other amounts calculable as a share of production from such Lease, or otherwise;

(k)           All rights reserved to or vested in any Governmental Authorities to control or regulate any of the Assets in any manner or to assess Tax with respect to the Assets, the ownership, use or operation thereof, or revenue, income, or capital gains with respect thereto, and all obligations and duties under all applicable Laws of any such Governmental Authority or under any franchise, grant, license, or permit issued by any Governmental Authority;

(l)            The liens and encumbrances set forth on Schedule 3.3, and any other lien, charge, or other encumbrance on or affecting the Assets which is expressly waived, assumed, bonded, or paid by Purchaser at or prior to Closing or which is discharged by Seller at or prior to Closing;

(m)           Any lien or trust arising in connection with workers' compensation, unemployment insurance, pension, or employment laws or regulations;

(n)           Assertions that Seller's files lack information (including, without limitation, title opinions);

(o)           Failure to recite marital status in a document or omissions of successors or heirship or estate proceedings, unless Purchaser provides affirmative evidence that such failure or omission has resulted in another Person's actual and superior claim of title to the relevant Property and either (i) such other Person has asserted an actual and superior claim of title to the relevant Property or (ii) less than two (2) years have elapsed since the date of such document;

(p)           Lack of a survey, unless a survey is required by applicable Law;

(q)           Lack of corporate or other entity authorization absent reasonable evidence of an actual claim of superior title from a third Person attributable to such alleged lack of authorization;

(r)            Failure to record assignments of any Property between any Seller Parties in the county in which such Property is located;

(s)           Matters for which the applicable statue of limitations for assertion thereof has expired (including, without limitation, title by limitations or adverse possession);

(t)            Matters cured by the acquisition by Purchaser of all right, title, and interest of all Seller Parties in and to the Assets (including requirements for stipulations between the Seller Parties or their respective predecessors in interest) to the extent that the same do not, individually or in the aggregate, reduce Seller's collective net revenue interest below that shown in Exhibit A-2 or increase Seller's collective working interest above that shown in Exhibit A-2 without a corresponding increase in the net revenue interest;

(u)           Unreleased instruments (including leases covering oil, gas, and other minerals), absent specific evidence that such instruments continue in force and effect and constitute a superior claim of title with respect to the Wells, Units, or Undeveloped Locations shown on Exhibit A-2;

(v)           Leases or other instruments entitling a third Person to the rights to coal, lignite, sulphur, uranium, or any other mineral, and operations (including, without limitation, reclamation operations) conducted by third Persons pursuant thereto absent specific evidence that existence thereof, and operations currently being conducted pursuant thereto, materially interfere with operations (i) currently being conducted by Seller or (ii) for which Seller has specific plans existing as of the date hereof with respect to the Wells and Units shown on Exhibit A-2;

(w)           Depth severances or any other change in the working interest or net revenue interest of Seller with depth to the extent that they do not reduce Seller's net revenue interest below that shown on Exhibit A-2 or increase Seller's working interest beyond that shown on Exhibit A-2 without a corresponding increase in net revenue interest;

(x)           Any matters reflected on Exhibit A-2 or Schedule 3.3; and

(y)           Any other liens, charges, encumbrances, defects, or irregularities which do not, individually or in the aggregate, materially detract from the value of or materially interfere with the use or ownership of the Assets subject thereto or affected thereby (as currently used or owned) and which would be accepted by a reasonably prudent purchaser engaged in the business of owning and operating oil and gas properties, including, without limitation, the absence of any lease amendment or consent by any royalty interest or mineral interest holder authorizing the pooling of any leasehold interest, royalty interest, or mineral interest, matters for which Seller owns a protection or top lease or other instrument, and the failure of Exhibits A-1 and A-2 to reflect any lease or any unleased mineral interest where the owner thereof was treated as a non-participating co-tenant during the drilling of any well.

Section 3.4           Allocated Values.  Schedule 3.4 sets forth the agreed allocation of the Unadjusted Purchase Price among the Properties for purposes of Seller's title representation in this Article 3.  The "Allocated Value" for any Well, Unit, or Undeveloped Location equals the portion of the Unadjusted Purchase Price that is allocated to such Well, Unit, or Undeveloped Location on Schedule 3.4, increased or decreased by a share of each adjustment to the Unadjusted Purchase Price under Section 2.3(c), (d), (e), (f), and (g).  The share of each adjustment allocated to a particular Well, Unit, or Undeveloped Location shall be obtained by allocating that adjustment among the various Assets on a pro-rata basis in proportion to the Unadjusted Purchase Price allocated to each such Asset on Schedule 3.4.  Seller has accepted such Allocated Values for purposes of this Article 3, but otherwise makes no representation or warranty as to the accuracy of such values.  Notwithstanding anything to the contrary contained in this Agreement, the Allocated Value of the Assets other than the Leases, Wells, and Units (including, without limitation the Midstream Assets) if any, shall not exceed twenty-five million dollars ($25,000,000), whether by the initial allocation of value made pursuant to this Section 3.4, any adjustments thereto, or otherwise; provided, however, that to the extent that any adjustment to the Unadjusted Purchase Price would cause the Allocated Value of such other Assets to exceed twenty-five million dollars ($25,000,000), the amount of such excess shall be allocated to each of the other Wells, Units, and Undeveloped Locations to which a portion of the Unadjusted Purchase Price was allocated in proportion to the relationship that the Allocated Value for such Well, Unit, or Undeveloped Location bears to the aggregate Allocated Values of such Wells, Units, and Undeveloped Locations.

Section 3.5            Notice of Title Defects; Defect Adjustments.

(a)           To assert a claim arising out of a breach of Section 3.1, Purchaser must deliver a defect claim notice or notices to Seller on or before the Cut-Off Date; provided, however, that Purchaser shall use its commercially reasonable efforts to deliver a defect claim notice with respect to a specific alleged Title Defect on or before five (5) Business Days after Purchaser obtains knowledge of the existence of such Title Defect, even if the date of delivery of such defect claim notice is prior to the Cut-Off Date.  Each such notice shall be in writing and shall include:

(i)           a description of the alleged Title Defect(s);

(ii)           the Units, Wells, or Undeveloped Locations affected;

(iii)           the Allocated Values of the Units, Wells, or Undeveloped Locations subject to the alleged Title Defect(s);

(iv)           true and complete copies of any documentation supporting the existence, nature, and basis of the alleged Title Defect(s); and

(v)           the amount by which Purchaser reasonably believes the Allocated Values of those Units, Wells, or Undeveloped Locations are reduced by the alleged Title Defect(s) and the computations and information upon which Purchaser's belief is based.

PURCHASER SHALL BE DEEMED TO HAVE WAIVED ALL BREACHES OF SECTION 3.1 OF WHICH SELLER HAS NOT BEEN GIVEN NOTICE ON OR BEFORE THE CUT-OFF DATE.

(b)           Seller shall have the right, but not the obligation, to attempt, at Seller's sole cost, to cure or remove on or before sixty (60) days after the Cut-Off Date any Title Defects of which Seller has been advised by Purchaser.  No reduction shall be made in the Unadjusted Purchase Price with respect to a Title Defect if Seller has provided notice at least five (5) Business Days after the Cut-Off Date of Seller's intent to attempt to cure the Title Defect.  If the Title Defect is not cured at the end of the sixty (60) day period, the adjustment required under this Article 3 shall be made pursuant to Section 2.3(a).  Seller's election to attempt to cure a Title Defect shall not constitute a waiver of any rights of Seller under this Article 3, including, without limitation, Seller's right to dispute the existence, nature or value of, or cost to cure, the Title Defect.

(c)           With respect to each Unit, Well, or Undeveloped Location affected by Title Defects reported under Section 3.5(a), the Unit, Well, or Undeveloped Location shall be assigned at Closing, subject to all uncured Title Defects, and, subject to Seller's election under Section 3.5(b), the Unadjusted Purchase Price shall be reduced by an amount (the "Title Defect Amount") equal to the reduction in the Allocated Value for such Unit, Well, or Undeveloped Location caused by such Title Defects, as determined pursuant to Section 3.5(e).  Notwithstanding the foregoing provisions of this Section 3.5(c), no reduction shall be made in the Unadjusted Purchase Price with respect to any Title Defect for which Seller at its election executes and delivers to Purchaser a written indemnity agreement, in form and substance reasonably satisfactory to Purchaser, under which Seller agrees to fully, unconditionally, and irrevocably indemnify and hold harmless Purchaser and its successors and assigns from any and all Damages (irrespective of any limitation on amount contained in Section 12.2(d)(iii)) arising out of or resulting from such Title Defect.

(d)           SECTION 3.5(C) SHALL, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, BE THE EXCLUSIVE RIGHT AND REMEDY OF PURCHASER WITH RESPECT TO SELLER'S BREACH OF ITS WARRANTY AND REPRESENTATION IN SECTION 3.1.  EXCEPT AS SPECIFICALLY PROVIDED IN SECTION 3.5(C) AND THE ASSIGNMENT AND BILL OF SALE, PURCHASER RELEASES, REMISES, AND FOREVER DISCHARGES EACH SELLER PARTY AND ITS RESPECTIVE AFFILIATES AND ALL SUCH PARTIES' MEMBERS, PARTNERS, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS, AND REPRESENTATIVES FROM ANY AND ALL SUITS, LEGAL OR ADMINISTRATIVE PROCEEDINGS, CLAIMS, DEMANDS, DAMAGES, LOSSES, COSTS, LIABILITIES, INTEREST, OR CAUSES OF ACTION WHATSOEVER, IN LAW OR IN EQUITY, KNOWN OR UNKNOWN, WHICH PURCHASER MIGHT NOW OR SUBSEQUENTLY MAY HAVE, BASED ON, RELATING TO OR ARISING OUT OF, ANY TITLE DEFECT.

 (e)           The Title Defect Amount resulting from a Title Defect shall be determined as follows:

(i)             if Purchaser and Seller agree on the Title Defect Amount, that amount shall be the Title Defect Amount;

(ii)            if the Title Defect is a lien, encumbrance, or other charge which is undisputed and liquidated in amount, then the Title Defect Amount shall be the amount necessary to be paid to remove the Title Defect from Seller's interest in the affected Unit, Well, or Undeveloped Location;

(iii)           if the Title Defect represents a discrepancy between (A) the net revenue interest for any Unit, Well, or Undeveloped Location and (B) the net revenue interest or percentage stated on Exhibit A-2, then the Title Defect Amount shall be the product of the Allocated Value of such Unit, Well, or undeveloped location multiplied by a fraction, the numerator of which is the net revenue interest or percentage ownership decrease and the denominator of which is the net revenue interest or percentage ownership stated on Exhibit A-2, provided that if the Title Defect does not affect the Unit, Well, or Undeveloped Location throughout its entire productive life, or, with respect to a Undeveloped Location, if the Hydrocarbons (if any) attributable to such Undeveloped Location would not be produced until a future date, the Title Defect Amount determined under this Section 3.5(e)(iii) shall be reduced to take into account the applicable time period only;

(iv)           if the Title Defect represents an obligation, encumbrance, burden, or charge upon or other defect in title to the affected Unit, Well, or Undeveloped Location of a type not described in subsections (i), (ii), or (iii) above, the Title Defect Amount shall be determined by taking into account the Allocated Value of the Unit, Well, or Undeveloped Location so affected, the portion of Seller's interest in the Unit, Well, or Undeveloped Location affected by the Title Defect, the legal effect of the Title Defect, the potential economic effect of the Title Defect over the life of the affected Unit, Well, or Undeveloped Location, the values placed upon the Title Defect by Purchaser and Seller, and such other factors as are necessary to make a proper evaluation;

(v)           notwithstanding anything to the contrary in this Article 3, (A) an individual claim for a Title Defect for which a claim notice is given prior to the Cut-Off Date shall only generate an adjustment to the Unadjusted Purchase Price under this Article 3 if the Title Defect Amount with respect thereto exceeds Two-Hundred Thousand dollars ($200,000), (B) the aggregate Title Defect Amounts attributable to the effects of all Title Defects upon any given Unit, Well, or Undeveloped Location shall not exceed the Allocated Value of such Unit, Well, or Undeveloped Location and (C) there shall be no adjustment to the Unadjusted Purchase Price for Title Defects unless and until the aggregate Title Defect Amounts that are entitled to an adjustment under Section 3.5(e)(v)(A) and for which claim notices were timely delivered in accordance with the requirements of this Article 3 exceed Two Million dollars ($2,000,000), after which the Unadjusted Purchase Price may be adjusted for all Title Defect Amounts that are entitled to an adjustment under Section 3.5(e)(v)(A);

(vi)           if a Title Defect is reasonably susceptible of being cured, the Title Defect Amount determined under subsections (iii) or (iv) above shall not be greater than the reasonable cost and expense of curing such Title Defect; and

(vii)           the Title Defect Amount with respect to a Title Defect shall be determined without duplication of any costs or losses (A) included in another Title Defect Amount hereunder or (B) for which Purchaser otherwise receives credit in the calculation of the Purchase Price.

(f)            If Seller and Purchaser are unable to agree upon a Title Defect Amount (or the adjustment to the Unadjusted Purchase Price to be made pursuant thereto) on or before the Cut-Off Date, then, subject to Section 3.5(b), Seller's good faith estimate shall be used to determine the Title Defect Amount pending resolution of the dispute pursuant to this Section 3.5(f), and the Title Defect Amounts in dispute shall be exclusively and finally resolved by arbitration pursuant to this Section 3.5(f) (subject to Section 3.5(b)).  During the 10-day period following the Cut-Off Date, Title Defect Amounts in dispute shall be submitted to a title attorney with at least 10 years' experience in oil and gas titles in Texas as selected by mutual agreement of Purchaser and Seller, or, absent such agreement during the 10-day period, by the Houston office of the American Arbitration Association (the "Title Arbitrator").  Likewise, if by the end of the sixty (60) day cure period under Section 3.5(b), Seller has failed to cure any Title Defects which it provided notice that it would attempt to cure, and Seller and Purchaser have been unable to agree on the Title Defect Amounts for such Title Defects (or their existence), the Title Defect Amounts in dispute shall be submitted to the Title Arbitrator.  The Title Arbitrator shall not have worked as an employee or outside counsel for any Party or its Affiliates during the five (5) year period preceding the arbitration or have any financial interest in the dispute.  The arbitration proceeding shall be held in Houston, Texas and shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association, to the extent such rules do not conflict with the terms of this Section.  The Title Arbitrator's determination shall be made within forty-five (45) days after submission of the matters in dispute and shall be final and binding upon the Parties, without right of appeal.  In making his determination, the Title Arbitrator shall be bound by the rules set forth in Section 3.5(e) and may consider such other matters as in the opinion of the Title Arbitrator are necessary or helpful to make a proper determination.  Additionally, the Title Arbitrator may consult with and engage disinterested third Persons to advise the arbitrator, including title attorneys from other states and petroleum engineers.  The Title Arbitrator shall act as an expert for the limited purpose of determining the specific disputed Title Defect Amounts submitted by any Party and may not award damages, interest, or penalties to any Party with respect to any matter.  Seller and Purchaser shall each bear its own legal fees and other costs of presenting its case.  Purchaser shall bear one-half of the costs and expenses of the Title Arbitrator and Seller shall be responsible for the remaining one-half of the costs and expenses.

Section 3.6            Consents to Assignment and Preferential Rights to Purchase.

(a)           Promptly after the date hereof, Seller shall prepare and send (i) notices to the holders of any required consents to assignment that are set forth on Schedule 5.8 requesting consents to the transactions contemplated by this Agreement and (ii) notices to the holders of any applicable preferential rights to purchase or similar rights that are set forth on Schedule 5.8 in compliance with the terms of such rights and requesting waivers of such rights.  Any preferential purchase right must be exercised subject to all terms and conditions set forth in this Agreement, including the successful Closing of this Agreement pursuant to Article 9.  The consideration payable under this Agreement for any particular Asset for purposes of preferential purchase right notices shall be the Allocated Value for such Asset.  Seller shall use commercially reasonable efforts to cause such consents to assignment and waivers of preferential rights to purchase or similar rights (or the exercise thereof) to be obtained and delivered prior to Closing, provided that Seller shall not be required to make payments or undertake obligations to or for the benefit of the holders of such rights in order to obtain the required consents and waivers.  Purchaser shall cooperate with Seller in seeking to obtain such consents to assignment and waivers of preferential rights.

(b)           In no event shall there be transferred at Closing any Asset (i) for which a consent requirement providing that transfer of the Asset without the consent will result in a termination or other material impairment of any rights in relation to the Asset pursuant to the express terms of the instrument containing such restriction without the consent, or (ii) that is a Lease if a consent to assign requirement contained in such Lease has not been satisfied (in the case of either (i) or (ii), above, a "Material Consent"); provided, however, that restrictions upon the pledge, mortgage, or other granting of a lien or security interest on an Asset shall not be considered to be a Material Consent.  In cases in which the Asset subject to such a Material Consent is a Contract and Purchaser is assigned the Lease(s) or other Asset(s) to which the Contract relates, but the Contract is not transferred to Purchaser due to the unwaived Material Consent requirement, Purchaser shall continue after Closing to use commercially reasonable efforts to obtain the consent so that such Contract can be transferred to Purchaser upon receipt of the consent, the Contract shall be held by Seller for the benefit of Purchaser, Purchaser shall pay all amounts due thereunder, and Purchaser shall be responsible for the performance of any obligations under such Contract to the extent that Purchaser has been transferred the Assets necessary to perform under such Contract until such consent is obtained.  In cases in which the Asset subject to such a Material Consent is a Lease and the third Person consent to the transfer of the Lease is not obtained by Closing, Purchaser may elect to treat the unsatisfied Material Consent requirements as a Title Defect (without regard to the limitations set forth in Section 3.5(e)(v) and receive the appropriate adjustment to the Unadjusted Purchase Price under Section 2.3 by giving Seller written notice thereof in accordance with Section 3.5(a), except that such notice may be given on or before six (6) days prior to the Target Closing Date.  If an unsatisfied Material Consent requirement with respect to which an adjustment to the Unadjusted Purchase Price is made under Section 3.5 is subsequently satisfied prior to the date of the final adjustment to the Unadjusted Purchase Price under Section 9.4(b), Seller shall be reimbursed in that final adjustment for the amount of any previous deduction from the Unadjusted Purchase Price, the Lease, if not previously transferred to Purchaser, shall be transferred, and the provisions of this Section 3.6 shall no longer apply to such Material Consent requirement.

 (c)           If any preferential right to purchase any Assets is exercised prior to Closing, the Purchase Price shall be decreased by the Allocated Value for such Assets, the affected Assets shall not be transferred at Closing, and the affected Assets shall be deemed to be deleted from Exhibits A-1 through A-4 to this Agreement, as applicable, for all purposes.

(d)           Should a third Person fail to exercise or waive its preferential right to purchase as to any portion of the Assets prior to Closing and the time for exercise or waiver has not yet expired, then subject to the remaining provisions of this Section 3.6, such Assets shall be included in the transaction at Closing, there shall be no adjustment to the Purchase Price at Closing with respect to such preferential right to purchase, and Seller shall, at its sole expense, continue to use commercially reasonable efforts to obtain the waiver of the preferential purchase rights and shall continue to be responsible for the compliance therewith.

(e)           Should the holder of the preferential purchase right validly exercise same (whether before or after Closing), then:

(i)            Seller shall convey the affected Assets to the holder on the terms and provisions set out in the applicable preferential right provision.  If the affected Assets were previously transferred to Purchaser at Closing, Purchaser agrees to transfer the affected Assets back to Seller on the terms and provisions set out herein to permit Seller to comply with this obligation (or, if Seller so requests, shall transfer the affected Assets directly to the holder on the terms and provisions set out in the applicable preferential purchase right provision);

(ii)           Pursuant to Section 2.3(b), Seller shall credit Purchaser with the Allocated Value of any Asset transferred pursuant to Section 3.6(e)(i);

(iii)           Seller shall be entitled to the consideration paid by such holder;

(iv)           If the affected Assets were previously transferred to Purchaser at Closing, Purchase Price adjustments calculated in the same manner as the adjustments in Section 2.3(g) shall be calculated for the period from the Closing Date to the date of the reconveyance and the net amount of such adjustment, if positive, shall be paid by Purchaser to Seller and, if negative, by Seller to Purchaser; and

(v)           If the affected Assets were previously transferred to Purchaser at Closing, Seller shall assume all obligations assumed by Purchaser with respect to such Assets under Section 12.1, and shall indemnify, defend, and hold harmless Purchaser from all Damages incurred by Purchaser caused by or arising out of or resulting from the ownership, use, or operation of such Asset from the Closing Date to the date of the reconveyance, excluding, however, any such Damages (irrespective of any limitation on amount contained in Section 12.2(d)(iii)) resulting from any violation of any Law caused by the actions of, or implementation of policies or procedures of, Purchaser, breach of any contract by Purchaser after Closing, or gross negligence or willful misconduct of Purchaser after Closing.

 (f)           If any Material Consent requirement that is unsatisfied as of the Closing Date is not subsequently satisfied prior to the date of the final adjustment to the Unadjusted Purchase Price under Section 9.4(b) and has not otherwise been transferred to Purchaser, Purchaser may, by giving Seller written notice thereof on or before five (5) Business Days prior to the date of the final adjustment to the Unadjusted Purchaser Price under Section 9.4(b), elect (i) to treat the Asset subject to such unsatisfied Material Consent requirement as an Excluded Asset (whereupon such Asset shall be deemed to have been included in the definition of the term "Excluded Asset," and the terms and provisions of this Section 3.6 shall no longer apply to such Asset), or (ii) to cause Seller to assign the Asset subject to such unsatisfied Material Consent requirement to Purchaser notwithstanding the unsatisfied Material Consent requirement, subject, however, to the agreement of Purchaser to save, indemnify, and hold harmless Seller Group under Section 12.2(a) from and against any Damages (excluding, however, the application of Section 12.2(d)(ii) and Section 12.2(d)(iii)) incurred or suffered by Seller Group caused by, arising out of, or resulting from, the transfer of such Asset without consent, in which case the amount of any downward adjustment to the Unadjusted Purchase Price made pursuant to Section 3.6(b) shall be credited to Seller pursuant to Section 9.4(b).

Section 3.7            Limitations on Applicability.  The representation and warranty in Section 3.1 shall terminate as of the Cut-Off Date and shall have no further force and effect thereafter, provided there shall be no termination of Purchaser's or Seller's rights under Section 3.5 with respect to any bona fide Title Defect claim properly reported on or before the Cut-Off Date.

ARTICLE IV
ENVIRONMENTAL MATTERS

Section 4.1            Environmental Laws.

(a)           Subject to Section 13.18, each Seller Party severally represents and warrants that (i) the Properties and Surface Rights, and each Seller Party's ownership and operation of the Properties and Surface Rights is, since the Effective Date has been, and as of the Closing Date shall be, in compliance with all applicable Environmental Laws except such failures to comply as would not, individually or in the aggregate, have a Material Adverse Effect; (ii) no written notice from any Person has been delivered to any Seller Party which asserts the existence of an Environmental Defect on or before the Effective Date and relating to the Lands or any other Property or Surface Right that constitutes a violation of Environmental Laws or gives rise to or results in any common law or other liability of Seller to any Person; and (iii) with regard to the Properties and Surface Rights, Seller has not entered into, or is subject to, any agreements, consents, orders, decrees, judgments, or other directives of any Governmental Authority based on any Environmental Laws that require any change in the conditions of any of the Properties or Surface Rights on or before the Effective Date.  As used in this Agreement, the term "Environmental Laws" means, as the same have been amended to the date hereof, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Sec. 9601 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. Sec. 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. Sec. 1251 et seq.; the Clean Air Act, 42 U.S.C. Sec. 7401 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. Sec. 5101 et seq.; the Toxic Substances Control Act, 15 U.S.C. Sec.Sec. 2601 through 2629; the Oil Pollution Act, 33 U.S.C. Sec. 2701 et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. Sec. 11001 et seq.; and the Safe Drinking Water Act, 42 U.S.C. Sec.Sec. 300f through 300j, in each case as amended to the date hereof, and all similar Laws as of the date hereof of any Governmental Authority having jurisdiction over the property in question, together with common law claims or theories of liability in negligence, trespass, nuisance, strict liability or any other common law theory, in each case addressing or relating to pollution or protection of the environment, or public or employee health, safety, or welfare, and all regulations, orders, decrees, or judgments implementing the foregoing.

(b)           Purchaser acknowledges that the Assets have been used for the exploration, development, and production of Hydrocarbons and that there may be petroleum, produced water, wastes, or other substances or materials located in, on, or under the Properties or associated with the Assets.  Equipment and sites included in the Assets may contain hazardous materials, including naturally occurring radioactive material ("NORM").  NORM may affix or attach itself to the inside of wells, materials, and equipment as scale, or in other forms.  The wells, materials, and equipment located on the Properties or included in the Assets may contain hazardous materials, including NORM.  Hazardous materials, including NORM, may have come into contact with various environmental media, including water, soils, or sediment.  Notwithstanding anything to the contrary in this Section or elsewhere in this Agreement, Seller makes no, and hereby disclaims any, representation or warranty, express or implied, with respect to the presence or absence of NORM, asbestos, mercury, drilling fluids and chemicals, and produced waters and Hydrocarbons in or on the Properties or Equipment in quantities typical for oilfield operations in the areas in which the Properties and Equipment are located, except to the extent the presence of the same causes a breach of Seller's representation in Section 4.1.

Section 4.2            Environmental Defects.  As used in this Agreement, the term "Environmental Defect" means any matter that causes a breach of Seller's representation in Section 4.1.

Section 4.3             Environmental Review.

(a)           From and after the date of this Agreement, and prior to the Cut-Off Date, Purchaser shall have the right to conduct, or cause a reputable environmental consulting or engineering firm approved in advance in writing by Seller, such approval not to be unreasonably withheld (the "Environmental Consultant"), to conduct an environmental review of the Properties (the "Environmental Review").

(b)           With respect to an Environmental Review conducted prior to Closing, prior to commencing its Environmental Review, Purchaser shall furnish to Seller for Seller's review a written plan setting forth the proposed time, scope, and approximate location of the activities to be conducted pursuant to the Environmental Review, which plan shall include a description of the activities to be conducted, a description of the approximate locations of such activities, and the name of the Environmental Consultant, and a list of any sampling, boring, drilling, or other invasive activity to be conducted (the "Environmental Review Plan").  Purchaser shall not begin its Environmental Review until Seller has approved the Environmental Review Plan, which approval shall not be unreasonably withheld or delayed; provided, however, that Seller may withhold its consent to any sampling, boring, drilling, operation of machinery, or other invasive activity proposed to be conducted in the Environmental Review Plan if Seller reasonably believes that such activities would substantially interfere with Seller's ownership or operation of the Assets or violate any Law.  For any Property not operated by Seller, Seller shall, upon written notice from Purchaser, use commercially reasonable efforts to obtain permission from the operator of such Property for Purchaser to conduct its Environmental Review, but, provided that Seller has exercised such commercially reasonable efforts, Seller shall have no liability to Purchaser for failure to obtain such operator's permission.  Purchaser shall not contact any such operator without the written consent of Seller, which consent shall not be unreasonably withheld or delayed.  Seller shall have the right to have one or more representatives accompany Purchaser and the Environmental Consultant at all times during the Environmental Review (whether or not such Environmental Review is conducted before, on, or after Closing).

(c)            In performing its Environmental Review, Purchaser shall (and shall cause the Environmental Consultant to): (i) perform all work in a safe and workmanlike manner; (ii) perform all work in such a way as to not unnecessarily and unreasonably interfere with Seller's operations; (iii) comply with all applicable Laws; (iv) comply in all respects with the Environmental Review Plan (except as may be agreed to in a writing executed by the Parties); (v) at its sole cost, risk, and expense, restore the Properties to their condition prior to the commencement of the Environmental Review, and, unless Seller requests otherwise, promptly dispose of all drill cuttings, corings, or other wastes generated in the course of the Environmental review; and (vi) with respect to any samples taken, take split samples and provide one of such samples, properly labeled and identified, to Seller free of charge.

(d)           Purchaser and its Affiliates shall maintain, and shall cause their respective officers, directors, employees, contractors, consultants (including the Environmental Consultant), and other advisors to maintain, all information, reports (whether interim, draft, final, or otherwise), data, work product, and other matters (including the fact of the existence of the Environmental Review) obtained or generated from or attributable to the Environmental Review (the "Environmental Information") strictly confidential pursuant to the terms of the Confidentiality Agreement (as such term is defined in Section 7.1).  Unless otherwise required by Law, Purchaser may not use the Environmental Information except in connection with the transaction contemplated by this Agreement.  If this Agreement is terminated prior to the Closing, Purchaser shall deliver the Environmental Information to Seller, which Environmental Information shall become the sole property of Seller.  Without limiting any of the foregoing, the Environmental Information shall be subject to the Confidentiality Agreement.

Section 4.4            Notice of Environmental Defects; Defect Adjustments.

(a)           To assert a claim arising out of a breach of Section 4.1, Purchaser must deliver a claim notice or notices to Seller on or before the Cut-Off Date; provided, however, that Purchaser shall use commercially reasonable efforts to deliver a defect claim notice with respect to a specific alleged Environmental Defect on or before five (5) Business Days after Purchaser obtains knowledge of the existence of such alleged Environmental Defect, even if the date of delivery of such defect claim notice is prior to the Cut-Off Date.  Each such notice shall be in writing and shall include:

(i)            a description of the alleged Environmental Defect(s), including the specific citation of the provisions of the Environmental Laws alleged to be violated and the facts that substantiate such violation;

(ii)           the Properties affected, including, if available, a site plan showing the location of all sampling events, boring logs, and other field notes describing the sampling methods utilized and field conditions observed, and the chain of custody documents and laboratory reports for any samples taken;

(iii)           Purchaser's estimate of the Environmental Defect Amount as calculated pursuant to Section 4.4(e); and

(iv)           true and complete copies of any documents and other Environmental Information supporting the existence of the alleged Environmental Defects and the computations and information upon which Purchaser's estimate of the Environmental Defect Amount is based.

PURCHASER SHALL BE DEEMED TO HAVE WAIVED ALL BREACHES OF SECTION 4.1 OF WHICH SELLER HAS NOT BEEN GIVEN NOTICE PURSUANT TO THIS SECTION 4.4 ON OR BEFORE THE CUT-OFF DATE.  SELLER'S REPRESENTATION IN SECTION 4.1 SHALL NOT SURVIVE THE CUT-OFF DATE.

(b)           Seller shall have the right, but not the obligation, to attempt, at Seller's sole cost, to cure or remove, on or before sixty (60) days (or such other period of time as the Parties may agree to in writing) after the Cut-Off Date, any Environmental Defect of which Seller has been advised by Purchaser pursuant to Section 4.4(a).  No reduction in the Unadjusted Purchase Price shall be made with respect to a notice of Environmental Defects if Seller has provided notice at least five (5) Business Days after the Cut-Off Date of Seller's intent to attempt to cure the Environmental Defect.  If the Environmental Defect is not cured at the end of such period of time, the adjustment required under this Article 4 shall be made pursuant to Section 2.3(a).  Seller's election to attempt to cure an alleged Environmental Defect shall not constitute a waiver of Seller's right to dispute the existence, nature, or value of, or cost to cure, the alleged Environmental Defect.

(c)           With respect to each Property affected by an Environmental Defect reported in accordance with Section 4.4(a), the Property shall be assigned at Closing, subject to all uncured Environmental Defects, and, subject to Section 4.4(b), the Unadjusted Purchase Price shall be reduced by an amount (the "Environmental Defect Amount") determined pursuant to Section 4.4(e).  Notwithstanding the foregoing provisions of this Section 4.4(c), no reduction shall be made in the Unadjusted Purchase Price with respect to any Environmental Defect for which Seller, at its election, executes and delivers to Purchaser a written indemnity agreement, in form and substance reasonably satisfactory to Purchaser, pursuant to which Seller agrees to fully, unconditionally, and irrevocably indemnify, defend, and hold harmless Purchaser and its successors and assigns from any and all Damages (irrespective of any limitation on amount contained in Section 12.2(d)(iii)) arising out of, or resulting from, such Environmental Defect.

(d)          SECTION 4.4(C) AND SECTION 12.2(B) (WITH RESPECT TO THE RETAINED SELLER OBLIGATIONS) SHALL, TO THE FULLEST EXTENT PERMITTED UNDER APPLICABLE LAW, BE THE EXCLUSIVE RIGHT AND REMEDY OF PURCHASER WITH RESPECT TO SELLER'S BREACH OF ITS WARRANTY AND REPRESENTATION IN SECTION 4.1 AND, THE RELEASE OF MATERIALS INTO THE ENVIRONMENT, THE PROTECTION OF THE ENVIRONMENT OR HEALTH OR ANY OTHER MATTERS THAT PURCHASER COULD HAVE INCLUDED IN A NOTICE DELIVERED PURSUANT TO SECTION 4.4(A).  PURCHASER ACKNOWLEDGES THAT, EXCEPT TO THE EXTENT SET FORTH IN SECTION 4.1(A) SELLER HAS NOT MADE, AND WILL NOT MAKE, ANY REPRESENTATION OR WARRANTY REGARDING THE SAME.  EXCEPT AS SPECIFICALLY PROVIDED IN SECTION 4.4(C) AND SECTION 12.2(B) (WITH RESPECT TO THE RETAINED SELLER OBLIGATIONS), PURCHASER RELEASES, REMISES, AND FOREVER DISCHARGES SELLER GROUP FROM ANY AND ALL SUITS, LEGAL OR ADMINISTRATIVE PROCEEDINGS, CLAIMS, DEMANDS, DAMAGES, LOSSES, COSTS, LIABILITIES, INTEREST OR CAUSES OF ACTION WHATSOEVER, IN LAW OR IN EQUITY, KNOWN OR UNKNOWN, WHICH PURCHASER MIGHT NOW OR SUBSEQUENTLY HAVE, BASED ON, RELATING TO, OR ARISING OUT OF ANY ENVIRONMENTAL DEFECT OR DEFICIENCY, EVEN IF SUCH SUITS, LEGAL OR ADMINISTRATIVE PROCEEDINGS, CLAIMS, DEMANDS, DAMAGES, LOSSES, COSTS, LIABILITIES, OR CAUSES OF ACTION ARE CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT, OR CONCURRENT) OF SELLER OR THE STRICT LIABILITY OF SELLER GROUP.

(e)           The Environmental Defect Amount resulting from an Environmental Defect shall be determined as follows:

(i)             if Purchaser and Seller agree on the Environmental Defect Amount, that amount shall be the Environmental Defect Amount;

(ii)            the Environmental Defect Amount shall not be greater than the Lowest Cost Response;

(iii)           the Environmental Defect Amount with respect to an Environmental Defect shall be determined without duplication of any costs or losses (A) included in another Environmental Defect Amount or Casualty Loss hereunder; (B) for which Purchaser otherwise receives credit in the calculation of the Purchaser Price; or (C) which has been taken into account in the formulation of the Unadjusted Purchase Price; and

(iv)           notwithstanding anything to the contrary in this Agreement, (A) an individual claim for an Environmental Defect for which a claim notice is given in accordance with the requirements of this Article 4 shall only generate an adjustment to the Unadjusted Purchase Price under this Article 4 if the Environmental Defect Amount with respect thereto exceeds Two-Hundred Thousand dollars ($200,000); (B) the aggregate Environmental Defect Amounts attributable to the effects of all Environmental Defects upon any given Property shall not exceed the Allocated Value of such Property; and (C) there shall be no adjustment to the Unadjusted Purchase Price for Environmental Defects unless and until the aggregate of all Environmental Defect Amounts for Environmental Defects which are entitled to an adjustment under Section 4.4(e)(iv)(A) and for which claim notices were timely delivered in accordance with the requirements of this Article 4 exceed Two Million dollars ($2,000,000), after  which the Unadjusted Purchase Price may be adjusted for all Environmental Defect Amounts that are entitled to an adjustment under Section 4.4(e)(iv)(A).

Section 4.5            Environmental Arbitration.  If Seller and Purchaser are unable to agree upon an Environmental Defect Amount (or the adjustment to the Unadjusted Purchase Price to be made pursuant thereto) on or before the Cut-Off Date, then, subject to Section 4.4(b), Seller's good faith estimate shall be used to determine the Environmental Defect Amounts pending resolution of the dispute pursuant to this Section 4.5, and the Environmental Defect Amounts in dispute shall be exclusively and finally resolved by arbitration pursuant to this Section 4.5.  During the 10-day period following the Cut-Off Date, Environmental Defect Amounts in dispute shall be submitted to a reputable environmental consultant or engineer with at least 10 years' experience in corrective environmental action regarding oil and gas properties in Texas as selected by mutual agreement of Purchaser and Seller, or, absent such agreement during the 10-day period, by the Houston office of the American Arbitration Association (the "Environmental Arbitrator").  Likewise, if by the end of the sixty (60) day cure period under Section 4.4(b), Seller has failed to cure any Environmental Defects which it provided notice that it would attempt to cure, and Seller and Purchaser have been unable to agree on the Environmental Defect Amounts for such Environmental Defects (or their existence), the Environmental Defect Amounts in dispute shall be submitted to the Environmental Arbitrator.  The Environmental Arbitrator shall not have performed professional services as an employee or outside counsel for any Party or its Affiliates during the five (5) year period preceding the arbitration or have any financial interest in the dispute.  The arbitration proceeding shall be held in Houston, Texas and shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association, to the extent such rules do not conflict with the terms of this Section.  The Environmental Arbitrator's determination shall be made within forty-five (45) days after submission of the matters in dispute and shall be final and binding upon the Parties, without right of appeal.  In making his determination, the Environmental Arbitrator shall be bound by the rules set forth in Section 4.4(e) and may consider such other matters as in the opinion of the Environmental Arbitrator are necessary or helpful to make a proper determination.  Additionally, the Environmental Arbitrator may consult with and engage disinterested third Persons to advise the arbitrator.  The Environmental Arbitrator shall act as an expert for the limited purpose of determining the specific disputed Environmental Defect Amounts submitted by any Party and may not award damages, interest or penalties to any Party with respect to any matter.  Seller and Purchaser shall each bear its own legal fees and other costs of presenting its case.  Purchaser shall bear one-half of the costs and expenses of the Environmental Arbitrator and Seller shall be responsible for the remaining one-half of the costs and expenses.

Section 4.6             Limitations on Applicability.

(a)           The representation and warranty in Section 4.1 shall terminate as of the Cut-Off Date and shall have no further force and effect thereafter, provided that there shall be no termination of Purchaser's or Seller's rights under Section 4.4 with respect to any Environmental Defect claim properly reported pursuant to the requirements of this Article 4 on or before the Cut-Off Date.  Purchaser shall not be entitled to protection under Seller's representation in Section 4.1 or Seller's indemnity in Section 12.2(b) with respect to any Environmental Defect to the extent that it has been cured or removed by Seller pursuant to Section 4.4(b).

(b)           It is understood and agreed by the Parties that Seller's representation in Section 4.1 shall be Purchaser's sole remedy with respect to Environmental Defects and other environmental deficiencies with the Assets prior to the Cut-Off Date.  Purchaser shall not be entitled to protection under Seller's indemnity under Section 12.2(b) with respect to (i) Environmental Defects and other environmental deficiencies with the Assets until the occurrence of the Cut-Off Date, and (ii) Environmental Defects and other environmental deficiencies with the Assets of which Purchaser notified Seller on or before the Cut-Off Date pursuant to Section 4.4(a).

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF SELLER

Subject to the provisions of this Article 5, and the other terms and conditions of this Agreement (including, without limitation Section 13.18), each Seller Party represents and warrants to Purchaser the matters set out in Section 5.1 through Section 5.21.

Section 5.1            Seller Parties.

(a)           Existence and Qualification.  O'Brien Resources, LLC is a limited liability company duly organized, validly existing, and in good standing under the laws of the state of Texas.  O'BENCO II, LP is a limited partnership duly organized, validly existing, and in good standing under the laws of the state of Delaware.  Sepco II, LLC is a limited liability company duly organized, validly existing, and in good standing under the laws of the state of Louisiana. Crow Horizons Company is a general partnership duly organized, validly existing, and in good standing under the laws of the state of Louisiana.  Liberty Energy, LLC is a limited liability company duly organized, validly existing, and in good standing under the laws of the state of Massachusetts.  Each Seller Party, other than Crow Horizons Company and Sepco II, LLC, is qualified to do business as a foreign limited partnership or foreign limited liability company in, and is in good standing under, the laws of the state of Texas.

(b)           Power.  Each Seller Party has the power to enter into and perform this Agreement (and all documents required to be executed and delivered by Seller at Closing) and to consummate the transactions contemplated by this Agreement (and such documents).

(c)           Authorization and Enforceability.  The execution, delivery, and performance of this Agreement (and all documents required to be executed and delivered by each Seller Party at Closing), and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary action on the part of each Seller Party.  This Agreement has been duly executed and delivered by each Seller Party (and all documents required to be executed and delivered by Seller at Closing shall be duly executed and delivered by each Seller Party), and this Agreement constitutes, and at the Closing such documents shall constitute, the valid and binding obligations of each Seller Party, enforceable in accordance with their terms except as such enforceability may be limited by applicable bankruptcy or other similar Laws affecting the rights and remedies of creditors generally as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(d)           No Conflicts.  The execution, delivery, and performance of this Agreement by each Seller Party, and the consummation of the transactions contemplated by this Agreement shall not (i) violate any provision of the certificate of incorporation or bylaws, or certificate or articles of formation or organization, and limited liability company or partnership agreement, of such Seller Party, (ii) except with respect to the items set forth under the heading "Liens to be Released at Closing" on Schedule 3.3, which shall be terminated and/or released as to the Assets at Closing, result in a default (with due notice or lapse of time or both) or the creation of any lien or encumbrance or give rise to any right of termination, cancellation, or acceleration under any material note, bond, mortgage, indenture, or other financing instrument to which such Seller Party is a party or by which it is bound, (iii) violate any judgment, order, ruling, or decree applicable to such Seller Party as a party in interest or (iv) violate any Laws applicable to such Seller Party, except any matters described in clauses (ii), (iii), or (iv) above which would not have a Material Adverse Effect.

Section 5.2            Litigation.  Except as disclosed on Schedule 5.2, there are no claims, demands, actions, suits, or proceedings pending, or to each Seller Party's knowledge threatened in writing, by or before any Governmental Authority or arbitrator with respect to the Assets.  There are no claims, demands, actions, suits, or proceedings pending, or to each Seller Party's knowledge, threatened in writing, before any Governmental Authority or arbitrator against any Seller Party or any of its Affiliates, which are reasonably likely to impair or delay materially such Seller Party's ability to perform its obligations under this Agreement.  To each Seller Party's knowledge, no event has occurred and no event exists that is reasonably likely to give rise to, or serve as the basis for, any such claim, demand, action, suit, or proceeding.

Section 5.3            Taxes and Assessments.  Except as disclosed on Schedule 5.3:

(a)           To the knowledge of each Seller Party, such Seller Party has filed each material Tax return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof (a "Tax Return") required to be filed by it and paid all material Taxes with respect to the Assets; and

(b)           To the knowledge of each Seller Party, such Seller Party has not received written notice of any pending claim against it (which remains outstanding) from any applicable taxing authority for assessment of material Taxes with respect to the Assets.

Section 5.4            Compliance with Laws.  Except with respect to Environmental Laws, which are addressed in Article 4 and except as disclosed on Schedule 5.4, to each Seller Party's knowledge, such Seller Party's ownership and operation of the Assets is, and since the Effective Date has been, in compliance with all applicable Laws, except such failures to comply as would not, individually or in the aggregate, have a Material Adverse Effect.

Section 5.5            Contracts.  Schedule 5.5 contains a complete and accurate list of all Material Contracts.  Except as disclosed on Schedule 5.5, and except to the extent that the same would not, individually or in the aggregate, have a Material Adverse Effect:

(a)           to each Seller Party's knowledge, (i) each Material Contract and each Surface Right is in full force and effect and is valid and enforceable in accordance with its terms in all material respects; (ii) no event has occurred and no circumstances exist which, presently or with the passage of time, would give any other party to any Material Contract or Surface Right the right to declare a default or exercise any remedy under, or to cancel, terminate, or modify in any material respect any Material Contract or Surface Right.  There are no futures, options, swaps, or other derivatives with respect to the sale of production that will be binding on the Assets after Closing.

(b)           with respect to the Leases and Material Contracts, (i) Seller is fully qualified to own and hold all of the Leases and Material Contracts, (ii) other than with respect to the expiration of a Lease due solely to the end of the primary term thereof, there are no obligations to engage in continuous development operations in order to maintain any Lease or other interest in real property in full force and effect for the areas and depths covered thereby, (iii) there are no royalty provisions (other than those (x) allowing a lessor the right to take in kind or (y) disallowing the deduction of certain expenses relating to the transportation, processing, or other handling of Hydrocarbons prior to the sale thereof from the amount due to a lessor) requiring the payment of royalty on any basis other than proceeds actually received by the lessee;

(c)           with respect to the Material Contracts that are joint, unit, and other operating agreements, (i) Seller has informed Purchaser of the status of all material operations by less than all parties; (ii) there are no material operations with respect to which Seller, or, to the knowledge of Seller (and except as reflected on Exhibit A-2), any other Person, has become a non-consenting party, and (iii) all third Persons owning interests in the contract areas or similar areas covered by such joint, unit, or other operating agreements have executed such agreements, except to the extent that such agreements need not be executed.

Section 5.6           Payments for Production.  Except as disclosed on Schedule 5.6, no Seller Party is obligated by virtue of a take-or-pay payment, advance payment, or other similar payment (other than royalties, overriding royalties, and similar arrangements established in the Leases or reflected on Exhibit A-1 or Exhibit A-2), to deliver oil or gas, or proceeds from the sale thereof, attributable to such Seller Party's interest in the Properties at some future time without receiving payment therefor at or after the time of delivery.

Section 5.7           Imbalances.  Except as set forth on Schedule 5.7, as of the Effective Date, no Seller Party had production, transportation, plant, or other imbalances with respect to production from the Properties.

Section 5.8            Material Consents and Preferential Purchase Rights.  There are no preferential rights to purchase or required third Person Material Consents, which may be applicable to the sale of Assets by any Seller Party as contemplated by this Agreement, except (a) for consents and approvals of Governmental Authorities that are customarily obtained after Closing, (b) as set forth on Schedule 5.8, and (c) Material Consents related to Excluded Records.

Section 5.9           Liability for Brokers' Fees.  Purchaser shall not directly or indirectly have any responsibility, liability or expense, as a result of undertakings or agreements of any Seller Party prior to Closing, for brokerage fees, finder's fees, agent's commissions, or other similar forms of compensation to an intermediary in connection with the negotiation, execution, or delivery of this Agreement or any agreement or transaction contemplated hereby.

Section 5.10         Bankruptcy; Solvency.  There are no bankruptcy, reorganization, or receivership proceedings pending, being contemplated by, or, to the knowledge of any Seller Party, threatened against, such Seller Party or any Affiliate thereof (whether by such Seller Party or a third Person).  No Seller Party is entering into this Agreement with actual intent to hinder, delay, or defraud any creditor.  Immediately prior to, and immediately subsequent to, the Closing, (a) no Seller Party will have incurred, nor does it intend to or believe that it will incur, debts (including, without limitation, contingent obligations) beyond its ability to pay such debts as such debts mature or come due (taking into account the timing and amounts of cash to be received from any source, and amounts to be payable on or in respect of debts), (b) the amount of cash available to such Seller Party after taking into account all other anticipated uses of funds is anticipated to be sufficient to pay all such amounts on or in respect of debts, when such amounts are required to be paid, and (c) each Seller Party will have sufficient capital with which to conduct its business.

Section 5.11         Bonus, Rentals, and Royalties; Lease Accounts; Recordation of Leases; Depth Limitations.

(a)           Seller has properly and timely paid, or by Closing will have properly and timely paid, all accrued bonuses, delay rentals, and royalties due with respect to Seller's interests in the Leases, in each case in accordance with the Leases and applicable Law.

(b)           Except as would not have a Material Adverse Effect, with respect to federal and state Leases, all Lease accounts are current and all payments required thereunder have been made.

(c)           Except as identified on Exhibit A-1, all Leases have been, or by the Closing Date will be, properly recorded in the official public records of the applicable county.

(d)           Except as identified on Exhibit A-1, no Lease is subject to a depth limitation.

Section 5.12        Outstanding Capital Commitments.  Except (i) as disclosed on Schedule 5.12, (ii) as would not be binding upon Purchaser or the Properties after Closing, or (iii) with respect to periods between the date hereof and the Closing Date, as are permitted pursuant to Section 7.4, there are no outstanding authorities for expenditure or other commitments to make capital expenditures which are now, and will be after Closing, binding on the Properties of which Seller has received notice and which Seller reasonably anticipates will require expenditures by all Seller Parties in excess of One-Hundred Thousand dollars ($100,000) per authority for expenditure.

Section 5.13         The Records.  The Records have been maintained in the ordinary course of Seller's business, and Seller has not intentionally omitted any material information from the Records.

Section 5.14         Payables.  Except (i) as disclosed on Schedule 5.14, (ii) for revenues which are being suspended in accordance with applicable Law, and (iii) for payment of amounts that Seller is contesting in good faith, all oil and gas production proceeds payable by Seller to other Persons from the Properties have been paid in material compliance with all of the terms and conditions of the Leases and other applicable instruments.

Section 5.15        No Suspense.  Except as disclosed on Schedule 5.15, to the knowledge of each Seller Party, proceeds from the sale of all oil, condensate, and gas produced from the Properties are being received by Seller and are not being held in suspense by any purchaser thereof for any reason.

Section 5.16         Permits and Licenses.  Seller holds all licenses, permits, or other authorizations necessary to carry on operations connected with the Properties as currently conducted in compliance with all applicable Laws.  All such licenses, permits, and other authorizations are in full force and effect.  No material violations of such licenses, permits, or other authorizations exist or have been recorded in respect of any such licenses, permits, or other authorizations, and no proceeding is pending, or, to the knowledge of each Seller Party, threatened seeking to challenge, revoke, or limit such licenses, permits, or authorizations.

Section 5.17         Plugging and Abandonment.  As of the date of this Agreement, to the knowledge of each Seller Party, there are no wells located on the Leases that are required by any Governmental Authority to be plugged, abandoned, and reclaimed that have not been plugged, abandoned, and reclaimed.

Section 5.18         Reserve Report.  Seller has delivered to Purchaser a copy of the Reserve Report.  To the knowledge of Seller, the historical factual information, excluding title information, provided to Ryder Scott & Company by Seller regarding the Properties for preparation of such report consisting of production volumes, sales prices for production, contractual pricing provisions under oil or gas sales or marketing contracts under hedging arrangements, and costs of operations and development relating to the Properties was accurate in all material respects when furnished.

Section 5.19         Absence of Certain Changes and Events.  Except as set forth on Schedule 5.19, to the knowledge of Seller, since the Effective Date:

(a)           In the case of claims or rights pertaining to the Properties, Seller has not cancelled, compromised, waived, or released any claims with a value in excess of Two-Hundred Thousand dollars ($200,000) individually, or One Million dollars ($1,000,000) in the aggregate;

(b)           No Seller Party has merged or consolidated with any other Person;

(c)           No Seller Party has made any loan to, or entered into any other transaction with, any of the members, directors, officers, or employees of such Seller Party that is not in the ordinary course of business of such Seller Party and that would be binding upon the Properties after the Closing;

(d)           Seller has not transferred, sold, or disposed of any material portion of the Properties, other than Hydrocarbons sold in the ordinary course of business;

(e)           There has not been a Material Adverse Effect, or any event or circumstance reasonably likely to have a Material Adverse Effect, on the Properties; and

(f)            No Seller Party has entered into any agreement, whether oral or written, to do any of the foregoing.

Section 5.20          Condition of the Property.  Except as set forth on Schedule 5.20, and except as would not have a Material Adverse Effect, (a) all Wells have been drilled and completed at legal locations within the boundaries of the respective Leases, and all drilling and completion of the Wells and all development and operation of the Wells have been conducted in all material respects in compliance with applicable Law; (b) to the knowledge of Seller, no Well is subject to allowables after the date hereof because of any overproduction or violation of applicable Laws or order of any court or other Governmental Authority which would prevent such Well from being entitled to its full legal and regular allowance from and after the date hereof; (c) all currently producing Wells are, to the knowledge of Seller, in an operable state of repair adequate to maintain normal operations in accordance with past practices, ordinary wear and tear excepted, and, to the knowledge of Seller, do not contain junk, fish, or other mechanical obstructions that would impede or interfere with production, recompletions, or stimulations with respect to reserves categorized as "Proved" in the Reserve Report; and (d) except to the extent idled or abandoned as of the date hereof, the Equipment is in an operable state of repair adequate to maintain normal operations in accordance with past practices, ordinary wear and tear excepted.

Section 5.21         Sufficiency of Assets.  Except for the Excluded Assets and equipment and other assets not located on the Lands and not used solely in connection with the Properties, and except as would not have a Material Adverse Effect, the Assets constitute all of the assets necessary to operate the Properties in the manner presently operated by Seller and in compliance with applicable Laws.

Section 5.22         Gross and Net Acres.  Except as would not have a Material Adverse Effect, Schedule 5.22 accurately sets forth the number of gross and net acres owned by Seller in the Leases and Units.

Section 5.23          Limitations.

(a)           Except as and to the extent expressly set forth in Article 3, Article 4, Article 5, the Assignment and Bill of Sale, or in the certificate of the Seller Parties to be delivered pursuant to Section 9.2(e), (i) no Seller Party makes any representations or warranties, express or implied, and (ii) each Seller Party expressly disclaims all liability and responsibility for any representation, warranty, statement, or information made or communicated (orally or in writing) to Purchaser or any of its Affiliates, employees, agents, consultants, or representatives (including, without limitation, any opinion, information, projection, or advice that may have been provided to Purchaser by any officer, director, employee, agent, consultant, representative or advisor of any Seller Party or any of their Affiliates).

(b)           EXCEPT AS EXPRESSLY REPRESENTED OTHERWISE IN ARTICLE 3, ARTICLE 4, THIS ARTICLE 5, IN THE ASSIGNMENT AND BILL OF SALE, OR IN THE CERTIFICATE OF THE SELLER PARTIES TO BE DELIVERED AT CLOSING PURSUANT TO SECTION 9.2(E), WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, SELLER PARTIES MAKE NO, AND EXPRESSLY DISCLAIM, ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AS TO (I) TITLE TO ANY OF THE ASSETS, (II) THE CONTENTS, CHARACTER OR NATURE OF ANY DESCRIPTIVE MEMORANDUM, OR ANY REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT, OR ANY GEOLOGICAL OR SEISMIC DATA OR INTERPRETATION, RELATING TO THE ASSETS, (III) THE QUANTITY, QUALITY, OR RECOVERABILITY OF PETROLEUM SUBSTANCES IN OR FROM THE ASSETS, (IV) THE EXISTENCE OF ANY PROSPECT, RECOMPLETION, INFILL, OR STEP-OUT DRILLING OPPORTUNITIES, (V) ANY ESTIMATES OF THE VALUE OF THE ASSETS OR FUTURE REVENUES GENERATED BY THE ASSETS, (VI) THE PRODUCTION OF PETROLEUM SUBSTANCES FROM THE ASSETS, OR WHETHER PRODUCTION HAS BEEN CONTINUOUS, OR IN PAYING QUANTITIES, OR ANY PRODUCTION OR DECLINE RATES, (VII) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN, OR MARKETABILITY OF THE ASSETS, (VIII) INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHT, OR (IX) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE OR COMMUNICATED TO PURCHASER OR ITS AFFILIATES, OR ITS OR THEIR EMPLOYEES, AGENTS, CONSULTANTS, REPRESENTATIVES, OR ADVISORS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO, AND FURTHER DISCLAIM ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OF ANY EQUIPMENT, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES HERETO THAT, EXCEPT AS EXPRESSLY PROVIDED HEREIN, THE ASSETS ARE BEING TRANSFERRED "AS IS, WHERE IS," WITH ALL FAULTS AND DEFECTS, AND THAT PURCHASER HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS PURCHASER DEEMS APPROPRIATE.

(c)           Without limiting the provisions of Section 13.18, any representation "to the knowledge of Seller", "to Seller's knowledge", or words of similar import, is limited to matters within the actual knowledge of the individuals identified on Schedule 5.23 without any duty of investigation.  Any representation "to the knowledge of each Seller Party" or to the knowledge of a specific Seller Party is limited to matters within the actual knowledge of the individuals identified on Schedule 5.23 under the name of such Seller Party, without any duty of investigation.

(d)           Any representation of any Seller Party in this Article 5 that relates to Properties in which any Seller Party is a non-operator under a joint operating agreement or similar agreement is limited to the knowledge of such Seller Party.

(e)           Inclusion of a matter on a schedule attached hereto with respect to a representation or warranty that addresses matters having a Material Adverse Effect shall not be deemed an indication that such matter does, or may, have a Material Adverse Effect.  Schedules may include matters not required by the terms of the Agreement to be listed on the Schedule, which additional matters are disclosed for purposes of information only, and inclusion of any such matter does not mean that all such matters are included.

(f)           A matter scheduled as an exception for any representation shall be deemed to be an exception to all representations for which it is relevant.

(g)           In the event that a schedule or exhibit to this Agreement is amended or supplemented prior to Closing, any reference to such schedule or exhibit in this Agreement shall be deemed to be a reference to such schedule or exhibit as so amended or supplemented.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Seller the following:

Section 6.1          Existence and Qualification.  Purchaser is a corporation organized, validly existing and in good standing under the laws of Delaware.  Purchaser is duly qualified as a foreign corporation in, and is in good standing under, the laws of the state of Texas.

Section 6.2           Power.  Purchaser has the corporate power to enter into and perform its obligations under this Agreement (and all documents required to be executed and delivered by Purchaser at Closing) and to consummate the transactions contemplated by this Agreement (and such documents).

Section 6.3           Authorization and Enforceability.  The execution, delivery, and performance of this Agreement (and all documents required to be executed and delivered by Purchaser at Closing), and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action on the part of Purchaser.  This Agreement has been duly executed and delivered by Purchaser (and all documents required to be executed and delivered by Purchaser at Closing will be duly executed and delivered by Purchaser) and this Agreement constitutes, and at the Closing such documents will constitute, the valid and binding obligations of Purchaser, enforceable in accordance with their terms except as such enforceability may be limited by applicable bankruptcy or other similar laws affecting the rights and remedies of creditors generally as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 6.4            No Conflicts.  The execution, delivery, and performance of this Agreement by Purchaser, and the consummation of the transactions contemplated by this Agreement, will not (i) violate any provision of the certificate of incorporation or bylaws (or other governing instruments) of Purchaser, (ii) result in a material default (with due notice or lapse of time or both) or the creation of any lien or encumbrance or give rise to any right of termination, cancellation, or acceleration under any material note, bond, mortgage, indenture, or other financing instrument to which Purchaser is a party or by which it is bound, (iii) violate any judgment, order, ruling, or regulation applicable to Purchaser as a party in interest, or (iv) violate any Law applicable to Purchaser, except any matters described in clauses (ii), (iii) or (iv) above which would not have a material adverse effect on Purchaser or its properties.

Section 6.5           Consents, Approvals or Waivers.  Except with respect to the Hart-Scott-Rodino Act (if applicable), and except with respect to consents that are typically obtained after the consummation of transactions of the nature contemplated herein (to the extent the same would not interfere with the ability of Purchaser to consummate the transactions contemplated hereby), the execution, delivery, and performance of this Agreement by Purchaser will not be subject to any consent, approval, or waiver from any Governmental Authority or other third Person.

Section 6.6            Litigation.  There are no claims, demands, actions, suits, or proceedings pending, or to Purchaser's knowledge, threatened in writing before any Governmental Authority or arbitrator against Purchaser or any Affiliate of Purchaser which are reasonably likely to impair or delay materially Purchaser's ability to perform its obligations under this Agreement.

Section 6.7            Financing.  Purchaser has sufficient cash, available lines of credit, or other sources of immediately available funds (in United States dollars) to enable it to pay the Closing Payment to Seller at the Closing.

Section 6.8            Investment Intent.  Purchaser is acquiring the Assets for its own account and not with a view to their sale or distribution in violation of the Securities Act of 1933, as amended, the rules and regulations thereunder, any applicable state blue sky Laws, or any other applicable securities Laws.

Section 6.9            Independent Investigation.  Purchaser is (or its advisors are) experienced and knowledgeable in the oil and gas business and aware of the risks of that business.  Purchaser acknowledges and affirms that (a) it has been provided the opportunity to conduct its independent investigation, verification, analysis, and evaluation of the Assets, and (b) it has made all such reviews and inspections of the Assets as it has deemed necessary or appropriate to enter into this Agreement.  Except for the representations and warranties expressly made by Seller in Articles 3, 4, and 5 of this Agreement or in the Assignment and Bill of Sale or the certificate to be delivered to Purchaser pursuant to Section 9.2(e) of this Agreement, Purchaser acknowledges that there are no representations or warranties, express or implied, as to the financial condition, liabilities, operations, business, or prospects of the Assets and that, in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Purchaser has relied solely upon its own independent investigation, verification, analysis and evaluation.  Purchaser understands and acknowledges that neither the United States Securities and Exchange Commission nor any federal, state, or foreign agency has passed upon the Assets or made any finding or determination as to the fairness of an investment in the Assets or the accuracy or adequacy of the disclosures made to Purchaser, and except as set forth in Article 11, Purchaser is not entitled to cancel, terminate, or revoke this Agreement.

Section 6.10          Opportunity to Verify Information.  Without limitation of Purchaser's rights under Section 7.1 hereof, or the disclaimers contained in Section 7.5 Purchaser and its representatives have (a) been permitted full and complete access to all materials relating to the Assets, (b) been afforded the opportunity to ask all questions of Seller (or one or more Persons acting on Seller's behalf) concerning the Assets, (c) been afforded the opportunity to investigate the condition, including the subsurface condition, of the Assets, and (d) had the opportunity to take such other actions and make such other independent investigations as Purchaser deems necessary to evaluate the Assets and understand the merits and risks of an investment therein and the verify the truth, accuracy, and completeness of the materials, documents, and other information provided or made available to Purchasers (whether by Seller or otherwise).

Section 6.11         Liability for Brokers' Fees.  Seller shall not directly or indirectly have any responsibility, liability or expense, as a result of undertakings or agreements of Purchaser, for brokerage fees, finder's fees, agent's commissions, or other similar forms of compensation to an intermediary in connection with the negotiation, execution or delivery of this Agreement or any agreement or transaction contemplated hereby.

Section 6.12         Bankruptcy.  There are no bankruptcy, reorganization, or receivership proceedings pending, being contemplated by, or, to the knowledge of Purchaser, threatened against Purchaser or any Affiliate of Purchaser (whether by Purchaser or a third Person).

Section 6.13         Qualification and Bonding.  Purchaser is now, or as of the Closing Date shall be, and after the Closing shall continue to be, qualified under all applicable Laws and with all applicable Governmental Authorities to own and, where applicable, operate the Assets.  Without limiting Section 13.5 hereof, as of the Closing Date, Purchaser shall have and shall maintain all necessary bonds to own and operate of the Assets.

ARTICLE VII
COVENANTS OF THE PARTIES

Section 7.1            Access.  Subject to the limitations expressly set forth in this Agreement, Seller will give Purchaser and its representatives access to the Assets and access to and the right to copy, at Purchaser's sole expense, the Records in Seller's possession, for the purpose of conducting a confirmatory review of the Assets, but only to the extent that Seller may do so without (i) violating applicable Laws, including the Hart-Scott Rodino Act, (ii) violating any obligations to any third Person, and (iii) to the extent that Seller has authority to grant such access without breaching any restriction binding on any Seller Party.  Such access by Purchaser shall be limited to Seller's normal business hours, and Purchaser's investigation shall be conducted in a manner that minimizes interference with the operation of the Assets or Seller's business with respect thereto or the business of Seller generally.  Except as set forth in Article 4, Purchaser's right of access shall not entitle Purchaser to operate Equipment or conduct intrusive testing or sampling.  All information obtained by Purchaser and its representatives under this Section 7.1 shall be subject to the terms of that certain confidentiality agreement between the Seller Parties and Purchaser dated March 17, 2008 (as amended hereby, the "Confidentiality Agreement") and any applicable privacy laws regarding personal information.  Purchaser and Seller Parties agree that, notwithstanding that Liberty Energy, LLC was not a signatory to the Confidentiality Agreement, for the purposes of this Agreement, the schedules and exhibits hereto, the documents to be executed in connection herewith, and the transactions contemplated hereby, Liberty Energy, LLC shall be deemed to have been a signatory to the Confidentiality Agreement, and each of the Parties agrees that the rights, benefits, obligations contained therein shall be binding upon, and shall accrue to the benefit of, Liberty Energy, LLC as though it were a party thereto and included in the definition of the term "Company" thereunder.

Section 7.2            Notification of Breaches.  Until the Closing,

(a)           Purchaser shall notify Seller promptly after Purchaser obtains actual knowledge that any representation or warranty of any Seller Party contained in this Agreement is untrue in any material respect or will be untrue in any material respect as of the Closing Date or that any covenant or agreement to be performed or observed by Seller prior to or on the Closing Date has not been so performed or observed in any material respect; and

(b)           Seller shall notify Purchaser promptly after Seller obtains actual knowledge that any representation or warranty of Purchaser contained in this Agreement is untrue in any material respect or will be untrue in any material respect as of the Closing Date or that any covenant or agreement to be performed or observed by Purchaser prior to or on the Closing Date has not been so performed or observed in a material respect.

If any of Purchaser's or Seller's representations or warranties is untrue or shall become untrue in any material respect between the date of execution of this Agreement and the Closing Date, or if any of Purchaser's or Seller's covenants or agreements to be performed or observed prior to or on the Closing Date shall not have been so performed or observed in any material respect, but if such breach of representation, warranty, covenant or agreement shall (if curable) be cured on or before the Closing (or, if the Closing does not occur, by the date set forth in Section 11.1) or if the Closing otherwise occurs notwithstanding such breach, then such breach shall be considered not to have occurred for all purposes of this Agreement.

Section 7.3            Press Releases.  Until the Closing, neither Seller nor Purchaser, nor any Affiliate thereof, shall make any press release regarding the existence of this Agreement, the contents hereof or the transactions contemplated hereby without the prior written consent of the Purchaser (in the case of announcements by any Seller Party or its Affiliates) or Seller (in the case of announcements by Purchaser or its Affiliates), which consent shall not be unreasonably withheld or delayed; provided, however, the foregoing shall not restrict disclosures by Purchaser or any Seller Party (i) to the extent that such disclosures are required by applicable securities or other Laws or the applicable rules of any stock exchange having jurisdiction over the disclosing Party or its Affiliates or (ii) to Governmental Authorities and third Persons holding preferential rights to purchase, rights of consent or other rights that may be applicable to the transactions contemplated by this Agreement, as reasonably necessary to provide notices, seek waivers, amendments or terminations of such rights, or seek such consents.  Each Seller Party and Purchaser shall each be liable for the compliance of its respective Affiliates with the terms of this Section.

Section 7.4            Operation of Business.  Except as may be required by Section 7.9 or otherwise by this Agreement, and except as otherwise approved by Purchaser, until the Closing Seller shall operate its business with respect to the Assets in the ordinary course, and, without limiting the generality of the preceding, shall:

(a)           not transfer, sell, hypothecate, encumber, or otherwise dispose of any of the Assets, except for sales and dispositions of oil and gas and equipment and materials made in the ordinary course of business;

(b)           where it operates Leases, Units, or Wells, produce oil, gas and/or other Hydrocarbons from those Leases, Units, or Wells consistent with recent practices, subject to the terms of the applicable Leases and Contracts, applicable Laws and requirements of Governmental Authorities and interruptions resulting from force majeure, mechanical breakdown and planned maintenance;

(c)           not terminate, materially amend, execute, or extend any Material Contract other than the execution or extension of a contract for the sale or exchange of oil, gas and/or other hydrocarbons terminable on ninety (90) days or shorter notice;

(d)           maintain insurance coverage on the Assets in the amounts and of the types presently in force;

(e)           use commercially reasonable efforts to maintain in full force and effect all Leases to the extent that such Leases are capable of producing in paying quantities at applicable prices in effect as of the date that Seller proposes to allow such Leases to terminate;

(f)            maintain all material governmental permits and approvals affecting the Assets;

(g)           not act in any manner with respect to the Assets other than in the ordinary course of business, consistent with prior practice, and in compliance with applicable Law;

(h)           not waive, compromise, or settle any claim with a value in excess of Two-Hundred Thousand dollars ($200,000) with respect to the Assets;

(i)            not approve, expend, or cause any operation or series or related operations except in accordance with the Plan of Operations attached hereto as Exhibit D except as would not require an expenditure (or series of expenditures) net to the collective interests of the Seller Parties of greater than or equal to Two-Hundred Thousand dollars ($200,000) per operation, unless in the case of an emergency or to conduct an operation required to perpetuate a Lease (or as otherwise required pursuant to a Contract);

(j)            not resign as operator of any of the Properties;

(k)           except as would not have a Material Adverse Effect, not merge or consolidate with any other Person or undergo a change of control of fifty-percent (50%) or more of any Seller's Party's equity ownership;

(l)            use commercially reasonable efforts to preserve relationships with all third Persons having material business dealings with respect to the Properties; and

(m)           promptly after the same becomes known to Seller, notify Purchaser of any cessation of production from any Unit or Well and any other event that would reasonably be expected to have a Material Adverse Effect.

Requests for approval of any action restricted by this Section 7.4 shall be delivered to either of the following individuals, each of whom shall have full authority to grant or deny such requests for approval on behalf of Purchaser:

George Ciotti	Ken Frost
gwc@bry.com	krf@bry.com
(303) 870-4623 (cell)	(661) 616-3900 (office)
(303) 825-3344 (office)	(661) 616-3381 (Fax)
(303) 825-3350 (fax)

Purchaser's approval of any action restricted by this Section 7.4 shall not be unreasonably withheld or delayed and shall be considered granted in full within five (5) days (unless a shorter time is reasonably required by the circumstances and such shorter time is specified in Seller's notice) of Seller's notice to Purchaser requesting such consent unless Purchaser notifies Seller to the contrary during that period.  Notwithstanding the foregoing provisions of this Section 7.4, in the event of an emergency, Seller may take such action as reasonably necessary and shall notify Purchaser of such action promptly thereafter.  Purchaser acknowledges that Seller may own undivided interests in certain of the Assets, and Purchaser agrees that the acts or omissions of third Persons who are not affiliated with Seller shall not constitute a violation of the provisions of this Section 7.4, nor shall any action required by a vote of working interest owners constitute such a violation so long as each Seller Party has voted its interests in a manner consistent with the provisions of this Section 7.4.

Section 7.5           Indemnity Regarding Access.  Purchaser's access to the Assets and its (and its Affiliates and representatives, including the Environmental Consultant) examinations and inspections, whether under Section 7.1, Section 4.3, or otherwise, shall be at Purchaser's sole risk, cost, and expense, and Purchaser WAIVES AND RELEASES ALL CLAIMS AGAINST ALL SELLER PARTIES, THEIR AFFILIATES, AND THEIR RESPECTIVE PARTNERS, MEMBERS, OFFICERS, DIRECTORS, EMPLOYEES, ATTORNEYS, CONTACTORS, AGENTS, OR OTHER REPRESENTATIVES, ARISING IN ANY WAY THEREFROM, OR IN ANY WAY CONNECTED THEREWITH.  Purchaser agrees to indemnify, defend, and hold harmless each Seller Party and its Affiliates and all such Seller Party's directors, officers, employees, agents, and representatives from and against any and all claims, liabilities, losses, costs, and expenses (including court costs and reasonable attorneys' fees), including claims, liabilities, losses, costs, and expenses attributable to personal injury, death, or property damage, arising out of, or relating to, access to the Assets prior to the Closing by Purchaser, its Affiliates, or its or their directors, officers, employees, agents, or representatives, EVEN IF CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT), STRICT LIABILITY, OR OTHER LEGAL FAULT OF ANY INDEMNIFIED PERSON, OTHER THAN GROSS NEGLIGENCE AND WILLFUL MISCONDUCT OF ANY INDEMNIFIED PERSON.  PURCHASER RECOGNIZES AND AGREES THAT, EXCEPT AS SPECIFICALLY SET FORTH IN SECTION 5.13, ALL MATERIALS, DOCUMENTS, SAMPLES, REPORTS, AND OTHER INFORMATION OF ANY TYPE AND NATURE MADE AVAILABLE TO IT, ITS AFFILIATES OR REPRESENTATIVES, IN CONNECTION WITH THE TRANSACTION CONTEMPLATED HEREBY, WHETHER MADE AVAILABLE PURSUANT TO THIS SECTION OR OTHERWISE, ARE MADE AVAILABLE TO IT AS AN ACCOMMODATION, AND WITHOUT REPRESENTATION OR WARRANTY OF ANY KIND, WHETHER EXPRESS, IMPLIED, OR STATUTORY, AS TO THE ACCURACY AND COMPLETENESS OF SUCH MATERIALS, DOCUMENTS, SAMPLES, REPORTS, AND OTHER INFORMATION.  NO WARRANTY OF ANY KIND IS MADE BY ANY SELLER PARTY AS TO THE INFORMATION SUPPLIED TO PURCHASER OR ITS AFFILIATES OR REPRESENTATIVES OR WITH RESPECT TO PROPERTIES TO WHICH THE INFORMATION RELATES.  PURCHASER EXPRESSLY AGREES THAT ANY RELIANCE UPON, OR CONCLUSIONS DRAWN THEREFROM, SHALL BE THE RESULT OF ITS OWN INDEPENDENT REVIEW AND JUDGMENT.

Section 7.6           Governmental Reviews.  Seller and Purchaser shall each in a timely manner make (or cause its applicable Affiliate to make) (i) all required filings, including (if applicable) filings required under the Hart-Scott-Rodino Act, and prepare applications to and conduct negotiations with, each Governmental Authority as to which such filings, applications or negotiations are necessary or appropriate in the consummation of the transactions contemplated hereby, and (ii) provide such information as the other may reasonably request in order to make such filings, prepare such applications and conduct such negotiations.  Each Party shall cooperate with and use all reasonable efforts to assist the other with respect to such filings, applications and negotiations.  Purchaser shall bear the cost of all filing or application fees payable to any Governmental Authority with respect to the transactions contemplated by this Agreement, regardless of whether Purchaser, Seller, or any Affiliate of any of them is required to make the payment.

Section 7.7           Operatorship.  Seller makes no representation or warranty as to Purchaser's ability to succeed to operatorship of the Properties currently operated by Seller (the "Seller-Operated Properties").  Seller shall use commercially reasonable efforts on or before the Closing Date to assist Purchaser in Purchaser's efforts to succeed Seller as operator of the Seller-Operated Properties.  Without limiting the rights of Seller and obligations of Purchaser pursuant to Section 13.5, Purchaser shall, promptly following Closing, file all appropriate forms and declarations or bonds with any applicable Governmental Authority relative to Purchaser's assumption of operatorship.  For all Seller-Operated Properties, Seller shall execute and deliver to Purchaser on the Closing Date, and Purchaser shall promptly (but in no event later than thirty (30) days after the Closing Date) file all appropriate forms with the applicable Governmental Authority (including, without limitation, P-4 forms designating Purchaser as operator of any Seller-Operated Properties) transferring operatorship of such Properties to Purchaser, and assuming responsibility for all wells located on the Properties or the lands covered thereby to the extent consistent with this Agreement.

Section 7.8           Letters-in-Lieu.  Seller shall execute and deliver to Purchaser on the Closing Date letters in lieu of division and transfer orders relating to the Assets to reflect the transaction contemplated hereby.  Such letters shall be on forms prepared by Seller and reasonably satisfactory to Purchaser.

Section 7.9            Hedges.  At or prior to Closing, Seller and its Affiliates shall eliminate all futures, options, swaps, and other derivatives, with respect to the sale of production from the Assets that are currently binding on the Assets.

Section 7.10         Exclusivity.  Upon the execution of this Agreement and until the termination of this Agreement pursuant to Article 11, Seller shall not, directly or indirectly, solicit or entertain, or cause any other Person to solicit or entertain, any other offer to acquire the Assets, or any portion thereof, or provide information to others concerning the purchase and sale of the Assets contemplated herein, or enter into any negotiation or agreement that provides for the acquisition of any portion of the Assets by any Person other than Purchaser.

Section 7.11         Updated Schedules.  Both of Purchaser and Seller shall notify the other Party promptly after such Party obtains actual knowledge that any representation or warranty of the other Party contained in this Agreement is, or has become, untrue in any material respect.  Each Party shall, prior to Closing, supplement the Schedules and Exhibits to this Agreement with additional information that, if existing or known to it on the date of this Agreement, would have been required to have been included in one or more of the Schedules or Exhibits to this Agreement.  For the purpose of determining the satisfaction of any of the conditions of the obligations of each Party in Article 8, and the liability of each Party following Closing for breaches of its representations, warranties, and covenants herein, the Schedules and Exhibits to this Agreement shall be deemed to include only (a)  the information contained therein on the date of this Agreement, (b)  information added to such Schedules and Exhibits by written supplements to this Agreement delivered prior to Closing by a Party that are accepted by both Parties or reflect actions permitted by this Agreement to be taken prior to Closing, and (c) information actually known to a Party on or prior to the Closing Date that such Party would be required to report to the other Party pursuant to the first sentence of this Section 7.11.

Section 7.12         Contract Pumpers.  At the request of Purchaser, Seller shall use commercially reasonable efforts to cooperate with Purchaser in Purchaser's efforts to retain Seller's four contract pumpers engaged with respect to Seller's Freestone Consolidated Navasota area and Seller's two contract pumpers engaged with respect to Seller's Darco SE Field.

Section 7.13          Seller's Financial Records and Data.

(a)           Notwithstanding anything in Section 7.1 or elsewhere herein to the contrary, during the period beginning on the date hereof and continuing through the seventy-fifth (75th) day following the Closing Date, upon reasonable advance written notice from Purchaser each Seller Party shall provide to Purchaser, its auditors, PricewaterhouseCoopers LLP, and other representatives, within the time period requested by Purchaser in such notice, but in no event earlier than five (5) Business Days after such Seller Party receives such notice (provided that Purchaser shall use commercially reasonable efforts to request any information that it requires, or reasonably expects that it may require, as soon as possible prior to the date that Purchaser requires such information for the purposes described in this Section 7.13, and provided further that O'Brien Resources, LLC shall exercise its commercially reasonable efforts to provide the requested information and access listed below as promptly as practicable and in any event no later than two (2) Business Days after such receipt, but O'Brien Resources, LLC shall not be deemed to be in breach of this covenant if, notwithstanding the exercise of such commercially reasonable efforts, O'Brien Resources, LLC is unable to timely provide such information or access and it so notifies Purchaser prior to the end of such period), to the extent relating to historical information solely regarding the Assets to the extent in existence and in the possession of such Seller Party:

(i)           any audited or reviewed, segmented, or other financial statements of such Seller Party as such presently exist; and

(ii)           access for a representative previously designated in writing by Purchaser, during normal business hours and in the presence of a representative of such Seller Party, to such Seller Party’s financial, operating, and other books and records (to the extent relating solely to the Assets), in each case at Purchaser’s expense as necessary in order to prepare and audit segmented and other financial statements and other reports as may be required by the rules and regulations of the United States Securities and Exchange Commission (“SEC”), the Securities Act of 1933 or other applicable Law to be submitted by Purchaser in connection with, or to be incorporated by Purchaser in, any Form 8-K, 10-QSB, registration statement or other filing required to be submitted by Purchaser to the SEC.  Notwithstanding the foregoing, O'Brien Resources, LLC shall provide the foregoing information whether or not the information requested is contained in documents or records which contains information not solely regarding the Assets.  O'Brien Resources, LLC reserves the right to redact all such information which is not related in whole or in part to the Assets.

(b)           In addition, (i) at Purchaser's sole cost and expense, and upon reasonable advance written notice by Purchaser, its auditors, or other representatives, each Seller Party shall make available knowledgeable financial and other personnel who shall respond to requests for information and other materials requested by Purchaser, its auditors, and other representatives in connection with such filings within the time frames requested by Purchaser, its auditors or other representatives, and (ii) at Purchaser’s sole cost and expense, each Seller Party shall arrange for its auditor, if any, to promptly furnish such assistance to Purchaser as Purchaser shall reasonably request in connection with Purchaser’s SEC filings.

(c)           Notwithstanding the foregoing, except with respect to  Section 7.13(b)(ii) above, in no event shall any Seller Party be obligated to: (i) make modifications to its existing systems, equipment, records, or procedures; (ii) acquire or expand assets, equipment, rights, or properties (including, without limitation, computer equipment, software, furniture, fixtures, machinery, vehicles, tools, and other tangible personalty) beyond the level and location currently provided by such Seller Party as of the date hereof; (iii) hire additional employees or contractors; or (iv) pay any costs related to the transfer or conversion of data from such Seller Party or its Affiliates or any other Person to Purchaser.

(d)           Each Seller Party acknowledges that Purchaser’s rights under Section 7.13 are unique and that Purchaser shall, in addition to such other remedies as may be available to it at law or in equity, have the right to enforce its rights under Section 7.13 by actions for specific performance to the extent permitted by applicable Law.  Each Seller Party further acknowledges that monetary Damages would not be adequate compensation for any Damages suffered as a result of such Seller Party’s breach of Section 7.13, and waives the defense in any action for specific performance that a remedy at Law would be adequate, and any requirement for security or the posting of any bond or other surety in connection with any temporary or permanent award of equitable relief.

(e)           The fact that the SEC subjects any filing by Purchaser to supplementation shall not create any presumption of a breach by any Seller Party of any of its obligations under this Section 7.13.  No Seller Party shall have any liability to Purchaser with respect to any registration rights agreement or obligation involving Purchaser or the pricing, salability, market response, or any other matter relating to the issuance or sale of any security by or on behalf of Purchaser, and PURCHASER SHALL SAVE, INDEMNIFY, AND HOLD HARMLESS EACH SELLER PARTY AND ITS RESPECTIVE AFFILIATES AND ALL SUCH SELLER PARTY’S MEMBERS, PARTNERS, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS AND REPRESENTATIVES FROM AND AGAINST ANY AND ALL DAMAGES (IRRESPECTIVE OF SIZE OR AMOUNT) WHICH PURCHASER OR ANY THIRD PERSON OR GOVERNMENTAL AUTHORITY MIGHT NOW OR SUBSEQUENTLY MAY HAVE RELATING TO THE FOREGOING.

Section 7.14          Legal Existence.  During the period beginning on the Closing Date and ending on December 31, 2010, each Seller Party shall maintain its legal existence, and no Seller Party shall voluntarily take any action or make any election as a result of which such Seller Party would be dissolved during such period; provided, however, that nothing contained in this Section 7.14 shall restrict the ability of a Seller Party to merge, consolidate, dissolve, or otherwise terminate or change its legal existence if, as of the date of such merger, consolidation, dissolution, termination or change, another Person has agreed in writing to assume such Seller Party's obligations under this Agreement, which Person is in compliance with Section 9.4(e), or the obligations of such Seller Party hereunder have been bonded or otherwise financially secured to the reasonable satisfaction of Purchaser.  Notwithstanding the foregoing, in the event that, on or after January 1, 2010, O'Benco II, LP closes or otherwise consummates a transaction (or series of transactions) pursuant to which it disposes (whether by sale, merger, consolidation, assignment, change of control, or otherwise) of all or substantially all of its assets, such transaction shall not constitute a breach of this Section 7.14, and this covenant shall be of no further force and effect with respect to O'Benco II, LP as of the date of the closing or consummation of such transaction (or series of transactions).

Section 7.15         Acquisition of Deep Rights.  From the date hereof until the Closing Date, O'Brien Resources, LLC shall continue to exercise its commercially reasonable efforts to arrange for the purchase by Purchaser (at Purchaser's sole cost and expense) of leasehold and other similar rights to all depths lying below the deepest depth covered by any Lease which as of the date hereof is limited in depth as to any portion of the lands highlighted in yellow on the plat attached hereto as Exhibit A-5.

Section 7.16          Further Assurances.  After Closing, Seller and Purchaser each agrees to take such further actions and to execute, acknowledge, and deliver all such further documents as are reasonably requested by the other for carrying out the purposes of this Agreement or of any document delivered pursuant to this Agreement.

ARTICLE VIII
CONDITIONS TO CLOSING

Section 8.1            Conditions of Seller to Closing.  The obligations of Seller to consummate the transactions contemplated by this Agreement are subject, at the option of Seller, to the satisfaction on or prior to Closing of each of the following conditions:

(a)           Representations.  The representations and warranties of Purchaser set forth in Article 5 shall be true and correct in all material respects (considering the transaction as a whole) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date;

(b)           Performance.  Purchaser shall have performed and observed, in all material respects, all covenants and agreements to be performed or observed by it under this Agreement prior to or on the Closing Date;

(c)            No Action.  On the Closing Date, no injunction, order, or award restraining, enjoining, or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, or granting substantial damages in connection therewith, shall have been issued and remain in force, and no suit, action, or other proceeding (excluding any such matter initiated by Seller or any of its Affiliates) shall be pending before any Governmental Authority or body of competent jurisdiction seeking to enjoin or restrain or otherwise prohibit the consummation of the transactions contemplated by this Agreement or recover substantial damages from Seller or any Affiliate of Seller resulting therefrom; and

(d)           Governmental Consents.  All material consents and approvals of any Governmental Authority required for the transfer of the Assets from Seller to Purchaser as contemplated under this Agreement, except consents and approvals of assignments by Governmental Authorities that are customarily obtained after closing, shall have been granted, or the necessary waiting period shall have expired, or early termination of the waiting period shall have been granted.

Section 8.2            Conditions of Purchaser to Closing.  The obligations of Purchaser to consummate the transactions contemplated by this Agreement are subject, at the option of Purchaser, to the satisfaction on or prior to Closing of each of the following conditions:

(a)           Representations.  The representations and warranties of Seller set forth in Article 5 shall be true and correct in all material respects (considering the transaction as a whole) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date);

(b)           Performance.  Seller shall have performed and observed, in all material respects, all covenants and agreements to be performed or observed by it under this Agreement prior to or on the Closing Date except, in the case of breaches of Section 7.4, for such breaches, if any, as would not have a Material Adverse Effect;

(c)           No Action.  On the Closing Date, no injunction, order, or award restraining, enjoining, or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, or granting substantial damages in connection therewith, shall have been issued and remain in force, and no suit, action, or other proceeding (excluding any such matter initiated by Purchaser or any of its Affiliates) shall be pending before any Governmental Authority or body of competent jurisdiction seeking to enjoin or restrain or otherwise prohibit the consummation of the transactions contemplated by this Agreement or recover substantial damages from Purchaser or any Affiliate of Purchaser resulting therefrom;

(d)           Governmental Consents.  All material consents and approvals of any Governmental Authority required for the transfer of the Assets from Seller to Purchaser as contemplated under this Agreement, except consents and approvals of assignments by Governmental Authorities that are customarily obtained after closing, shall have been granted or the necessary waiting period shall have expired, or early termination of the waiting period shall have been granted;

(e)            Encumbrances.  Seller shall have delivered to Purchaser partial releases of the liens set forth under the heading "Liens to be Released at Closing" on Schedule 3.3 with respect to the Assets; and

(f)            Termination.  No Seller Party shall have terminated this Agreement without the other Seller Parties assuming and performing all of the obligations (including the obligation to sell and convey its undivided interest in the Assets) of such terminating Seller Party hereunder or without such terminating Seller Party agreeing pursuant to a separate agreement with Purchaser to perform such obligations.

(g)           Non-Competition Covenant.  Each Seller Party (except Liberty Energy, LLC), and William J. O'Brien III shall have executed and delivered for the benefit of Purchaser, a non-competition covenant in the form attached hereto as Exhibit E.

ARTICLE IX
CLOSING

Section 9.1           Time and Place of Closing.  The consummation of the purchase and sale of the Assets contemplated by this Agreement (the "Closing") shall, unless otherwise agreed to in writing by Purchaser and Seller, take place at the offices of Bracewell & Giuliani LLP located at 711 Louisiana St., Suite 2300, Houston, Texas, at 10:00 a.m., local time, on July 15, 2008 (the "Target Closing Date"), or if all conditions in Article 8 to be satisfied prior to Closing have not yet been satisfied or waived, as soon thereafter as such conditions have been satisfied or waived, subject to the provisions of Article 11.  The date on which the Closing occurs is referred to herein as the "Closing Date."

Section 9.2            Obligations of Seller at Closing.  At the Closing, upon the terms and subject to the conditions of this Agreement, and subject to the simultaneous performance by Purchaser of its obligations pursuant to Section 9.3, Seller shall deliver or cause to be delivered to Purchaser, among other things, the following:

(a)           Counterparts of the Assignment and Bill of Sale in the form attached hereto as Exhibit B, duly executed by each Seller Party, in sufficient duplicate originals to allow recording in all appropriate jurisdictions and offices;

(b)           Assignments in form required by any Governmental Authority for the assignment of any Assets controlled by such Governmental Authority, duly executed by any applicable Seller Party, in sufficient duplicate originals to allow recording in all appropriate offices;

(c)           Executed certificates described in Treasury Regulation Sec. 1.1445-2(b)(2) certifying that no Seller Party is a foreign person within the meaning of the Code;

(d)           Letters-in-lieu of transfer orders with respect to the Properties duly executed by all applicable Seller Parties;

(e)           A certificate duly executed by an authorized corporate officer of each Seller Party, dated as of the Closing, certifying on behalf of such Seller Party that the conditions set forth in Section 8.2(a) and Section 8.2(b) have been fulfilled;

(f)           A certificate duly executed by the secretary or any assistant secretary (or other authorized officer) of each Seller Party, dated as of the Closing,(i) attaching and certifying on behalf of such Seller Party complete and correct copies of (A) the resolutions of the Board of Directors, managers, or other equivalent governing body of such Seller Party authorizing the execution, delivery, and performance by such Seller Party of this Agreement and the transactions contemplated hereby, and (B) any required approval by the stockholders, members, or partners, as applicable, of such Seller Party of this Agreement and the transactions contemplated hereby and (ii) certifying on behalf of such Seller Party the incumbency of each officer of such Seller Party executing this Agreement or any document delivered in connection with the Closing;

(g)           Where notices of approval are received by Seller pursuant to a filing or application under Section 7.6, copies of those notices of approval;

(h)           Counterparts of a transition services agreement between O'Brien Resources, LLC and Purchaser in the form attached hereto as Exhibit C (the "Transition Services Agreement"), duly executed by O'Brien Resources, LLC;

(i)           For the Seller-Operated Properties, validly executed transfer of Railroad Commission form P-4s designating Purchaser as operator of such Seller-Operated Properties and any other forms or documents required to designate Purchaser as operator of the such Seller-Operated Properties;

(j)           Any other forms required by any Governmental Authority relating to the assignments of the Assets and relating to the assumption of operations by Purchaser;

(k)           Releases of the liens listed on Schedule 3.3 under the heading "Liens to be Released at Closing"; and

(l)           All other instruments, documents, and other items reasonably necessary to effectuate the terms of this Agreement, as may be reasonably requested by Purchaser.

Section 9.3            Obligations of Purchaser at Closing.  At the Closing, upon the terms and subject to the conditions of this Agreement, and subject to the simultaneous performance by Seller of its obligations pursuant to Section 9.2, Purchaser shall deliver or cause to be delivered to Seller, among other things, the following:

(a)           A wire transfer of the Closing Payment in same-day funds;

(b)           Counterparts of the Assignment and Bill of Sale, duly executed by Purchaser, in sufficient duplicate originals to allow recording in all appropriate jurisdictions and offices;

(c)           Assignments in form required by any Governmental Authority for the assignment of any Assets controlled by such Governmental Authority, duly executed by Purchaser, in sufficient duplicate originals to allow recording in all appropriate offices;

(d)           A certificate by an authorized corporate officer of Purchaser, dated as of the Closing, certifying on behalf of Purchaser that the conditions set forth in Section 8.1(a) and Section 8.1(b) have been fulfilled;

(e)           A certificate duly executed by the secretary or any assistant secretary (or other authorized officer) of Purchaser, dated as of the Closing, (i) attaching and certifying on behalf of Purchaser complete and correct copies of (A) the resolutions of the Board of Directors, managers, or other equivalent governing body of Purchaser authorizing the execution, delivery, and performance by Purchaser of this Agreement and the transactions contemplated hereby, and (B) any required approval by the stockholders, members, or partners, as applicable, of Purchaser of this Agreement and the transactions contemplated hereby, and (ii) certifying on behalf of Purchaser the incumbency of each officer of Purchaser executing this Agreement or any document delivered in connection with the Closing;

(f)           Where notices of approval are received by Purchaser pursuant to a filing or application under Section 7.6, copies of those notices of approval;

(g)           Evidence of replacement bonds, guarantees, and letters of credit, pursuant to Section 13.5; and

(h)           Counterparts of the Transition Services Agreement, duly executed by Purchaser; and

(i)            All other instruments, documents, and other items reasonably necessary to effectuate the terms of this Agreement, as may be reasonably requested by Seller.

Section 9.4            Closing Payment and Post-Closing Purchase Price Adjustments.

(a)           Not later than five (5) Business Days prior to the Closing Date, Seller shall prepare and deliver to Purchaser, using and based upon the best information available to Seller, a preliminary settlement statement estimating the Purchase Price for the Assets after giving effect to all adjustments set forth in Section 2.3 and the amount of the Deposit (but excluding any income thereon).  The estimate delivered in accordance with this Section 9.4(a) shall constitute the dollar amount to be payable by Purchaser to Seller at the Closing (the "Closing Payment").

(b)           As soon as reasonably practicable after the Closing but not later than the one hundred and twentieth (120th) day following the Closing Date, Seller shall prepare and deliver to Purchaser a draft statement setting forth the final calculation of the Purchase Price and showing the calculation of each adjustment under Section 2.3, based on the most recent actual figures for each adjustment.  Seller shall, at Purchaser's request, make reasonable documentation available to support the final figures.  As soon as reasonably practicable, but not later than the thirtieth (30th) day following receipt of Seller's statement hereunder, Purchaser shall deliver to Seller a written report containing any changes that Purchaser proposes be made to such statement.  Seller may deliver a written report to Purchaser during this same period reflecting any changes that Seller proposes to be made to such statement as a result of additional information received after the statement was prepared.  The Parties shall undertake to agree on the final statement of the Purchase Price no later than ninety (90) days after delivery of Seller's statement.  In the event that the Parties cannot reach agreement within such period of time, any Party may refer the items of adjustment which are in dispute to the Houston office of Deloitte & Touche LLP, or, if such firm is not able or willing to serve, a nationally-recognized independent accounting firm or consulting firm mutually acceptable to both Purchaser and Seller (the "Accounting Arbitrator"), for review and final determination by arbitration.  The Accounting Arbitrator shall conduct the arbitration proceedings in Houston, Texas in accordance with the Commercial Arbitration Rules of the American Arbitration Association, to the extent such rules do not conflict with the terms of this Section.  The Accounting Arbitrator's determination shall be made within forty-five (45) days after submission of the matters in dispute and shall be final and binding on all Parties, without right of appeal.  In determining the proper amount of any adjustment to the Purchase Price, the Accounting Arbitrator shall be bound by the terms of Section 2.3 and may not increase the Purchase Price more than the increase proposed by Seller nor decrease the Purchase Price more than the decrease proposed by Purchaser, as applicable.  The Accounting Arbitrator shall act as an expert for the limited purpose of determining the specific disputed aspects of Purchase Price adjustments submitted by any Party and may not award damages, interest (except as expressly provided for in this Section), or penalties to any Party with respect to any matter.  Seller and Purchaser shall each bear their own legal fees and other costs of presenting their case.  Seller shall bear one-half and Purchaser shall bear one-half of the costs and expenses of the Accounting Arbitrator.  Within ten (10) days after the earlier of (i) the expiration of Purchaser's thirty (30) day review period without delivery of any written report or (ii) the date on which the Parties or the Accounting Arbitrator finally determine the Purchase Price, (x) Purchaser shall pay to Seller the amount by which the Purchase Price exceeds the Closing Payment or (y) Seller shall pay to Purchaser the amount by which the Closing Payment exceeds the Purchase Price, as applicable.  Any post-Closing payment pursuant to this Section 9.4 shall bear interest from the Closing Date to the date of payment at the Agreed Rate.

(c)           Purchaser shall assist Seller in preparation of the final statement of the Purchase Price under Section 9.4(b) by furnishing invoices, receipts, reasonable access to personnel and such other assistance as may be requested by Seller to facilitate such process post-Closing.

(d)           All payments made or to be made under this Agreement to Seller shall be made by electronic transfer of immediately available funds to O'Brien Resources, LLC, acting as representative of the Seller Parties, at a bank account to be specified in writing by O'Brien Resources, LLC on or before ten (10) Business Days prior to the Closing Date, for the credit of the Seller Parties, or to such other bank and account as may be specified by Seller in writing.  All payments made or to be made hereunder to Purchaser shall be by electronic transfer or immediately available funds to a bank and account specified by Purchaser in writing to Seller, for the credit of Purchaser.

(e)           During the period beginning on the Closing Date and ending on December 31, 2010, each Seller Party shall maintain a net worth of not less than twenty-five percent (25%) of its proportionate share of the final Purchase Price (the "Required Net Worth").  Each Seller Party's proportionate share of any Escrow Amount (as the same may be reduced from time to time pursuant to Section 12.6) shall be taken into account for the purposes of calculating such Seller Party's net worth pursuant to this Section 9.4(e); provided however, in the event the Escrow Amount is reduced as a result of payments from the Escrow Account to Purchaser, the Required Net Worth amount shall be reduced proportionately to give effect to such payment.  Notwithstanding the foregoing, in the event that, on or after January 1, 2010, O'Benco II, LP closes or otherwise consummates a transaction (or series of transactions) pursuant to which it disposes (whether by sale, merger, consolidation, assignment, change of control, or otherwise) of all or substantially all of its assets, such transaction shall not constitute a breach of this Section 9.4(e), and this covenant shall be of no further force and effect with respect to O'Benco II, LP as of the date of the consummation of such transaction (or series of transactions).  At Closing and on the first and second anniversary of Closing, each Seller shall deliver a certification as to its financial condition in the form and with such substance as is delivered by each Seller in the certifications delivered at the execution of this Agreement.  Any information disclosed to Purchaser pursuant to this Section 9.4(e), Section 7.13, and Section 7.1, together with any other information regarding any Seller Party, including, without limitation, its existence, structure, assets (other than the Assets), businesses, employees, and Affiliates, shall be considered to be "Evaluation Material" pursuant to the terms of the Confidentiality Agreement (as modified hereby), which Confidentiality Agreement shall, notwithstanding the terms or termination provisions set forth therein, (i) terminate as of the Closing with respect to the Records and other information or data to the extent the same relate directly to the Assets (excluding, however, the Excluded Asssets), and (ii) survive the Closing indefinitely in all other respects.

ARTICLE X
TAX MATTERS

Section 10.1          Liability for Taxes.

(a)           Taxes with Respect to Assets.  Seller shall be responsible for filing any Tax Return (as defined in Section 5.3(a)) with respect to Taxes attributable to the Assets for a taxable period ending on or prior to the Closing Date, and, except with respect to Seller's income Tax Returns, Purchaser shall be responsible for filing any other Tax Return with respect to the Assets.  Subject to the further terms of this Section 10.1, from and after Closing, Seller shall be liable for, and shall indemnify, defend, and hold harmless Purchaser from and against, all Taxes with respect to the Assets attributable to any taxable period ending on or prior to the Closing Date, including income Taxes arising as a result of Seller's gain on the sale of the Assets as contemplated by this Agreement.  From and after Closing, Purchaser shall be liable for, and shall indemnify, defend, and hold harmless Seller and its Affiliates from and against, all such Taxes attributable to any taxable period beginning after the Closing Date and shall reimburse Seller and its Affiliates for any such money paid by Seller or its Affiliates with respect to such Taxes no later than seven (7) calendar days after Purchaser's receipt of notice from Seller of Purchaser's liability therefor.  If a taxable period includes the Closing Date, any Taxes with respect to the Assets allocable to any taxable period beginning on or prior to the Closing Date and ending after the Closing Date which is allocable to the portion of such period occurring on or prior to the Closing Date (the "Pre-Closing Period") and determined as described in Section 10.1(b) shall be the liability of Seller and any other Taxes with respect to the Assets, including, without limitation, to the extent allocable to the portion of a taxable period occurring after the Closing Date, shall be the liability of Purchaser.

(b)           Straddle Period Taxes.  Whenever it is necessary for purposes of this Agreement to determine the portion of any Taxes with respect to any Asset for a taxable period beginning on or prior to and ending after the Closing Date which is allocable to the Pre-Closing Period or any taxable period beginning on or prior to the Effective Date and ending after the Closing Date which is allocable to the portion of such period occurring after the Closing Date (the "Post-Closing Period"), the determination shall be made as follows: any Taxes allocable to the Pre-Closing Period that are based on or related to income, gains, or receipts will be computed (by an interim closing of the books) as if such taxable period ended as of the Closing Date and any other Pre-Closing Period Taxes (except production Taxes and other Taxes measured by units of production, and severance Taxes) will be prorated based upon the number of days in the applicable period falling on or before, or after, the Closing Date.  To the extent necessary, Seller shall estimate Taxes based on the Seller's liability for Taxes with respect to the same or similar items of income, gain, loss, deduction, and credit or other items (collectively "Tax Items") in the immediately preceding year.  Notwithstanding anything to the contrary herein, any ad valorem or property Taxes paid or payable with respect to the Assets shall be allocated to the taxable period applicable to the ownership of the Assets regardless of when such Taxes are assessed

(c)           Production Taxes.  Notwithstanding anything to the contrary in this Agreement, production Taxes and other Taxes measured by units of production, and severance Taxes, shall not be subject to Section 10.1 and responsibility therefor and payment thereof shall be exclusively addressed by Section 1.3(j), Section 1.3(k), Section 1.3(l), Section 2.3, Section 2.4 and Section 10.4.

(d)           Allocation Audits and Damages.  Tax Audits and Taxes, liabilities, losses, costs, expenses, claims, awards, judgments, or other damages related thereto suffered by any Person with respect to the reporting of allocations of value and amounts realized by each Party for Tax purposes pursuant to the third sentence of Section 2.2(b) shall be the sole responsibility of such Person, and, from and after Closing, each of Purchaser and Seller shall save, indemnify, and hold harmless the other Party from and against any and all such Taxes, liabilities, losses, costs, expenses, claims, awards, judgments, and other damages that are such Party's sole responsibility hereunder.

Section 10.2          Contest Provisions.

(a)           Each of Purchaser, on the one hand, and Seller, on the other hand (the "Tax Indemnified Person"), shall notify the chief tax officer (or other appropriate person) of Seller or Purchaser, as the case may be (the "Tax Indemnifying Person"), in writing within ten (10) days of receipt by the Tax Indemnified Person of written notice of any pending or threatened audits, adjustments, claims, examinations, assessments, or other proceedings (a "Tax Audit") which are likely to affect the liability for Taxes of such other Party.  If the Tax Indemnified Person fails to give such timely notice to the other Party, it shall not be entitled to indemnification for any Taxes arising in connection with such Tax Audit if such failure to give notice adversely affects the other Party's right to participate in the Tax Audit.

(b)           If such Tax Audit relates to any taxable period, or portion thereof, ending on or before the Closing Date or for any Taxes for which only Seller would be liable to indemnify Purchaser under this Agreement, Seller shall have the option, at its expense, to control the defense and settlement of such Tax Audit.  If such Tax Audit relates to any taxable period, or portion thereof, beginning after the Closing Date or for any Taxes for which only Purchaser would be liable under this Agreement, Purchaser shall, at its expense, control the defense and settlement of such Tax Audit to the extent that such Tax Audit relates to Tax Items for which Purchaser is liable to indemnify Seller under Section 10.1.

(c)           If such Tax Audit relates to Taxes for which both Seller and Purchaser could be liable under this Agreement, to the extent practicable, such Tax Items will be distinguished and each Party will have the option to control the defense and settlement of those Taxes for which it is so liable.  If such Tax Audit relates to a taxable period, or portion thereof, beginning on or before and ending after the Closing Date and any Tax Item cannot be identified as being a liability of only one party or cannot be separated from a Tax Item for which the other party is liable, Seller, at its expense, shall have the option to control the defense and settlement of the Tax Audit, provided that such Party defends the items as reported on the relevant Tax Return and provided further that no such matter shall be settled without the written consent of both Parties, not to be unreasonably withheld.

(d)           Any Party whose liability for Taxes may be affected by a Tax Audit shall be entitled to participate at its expense in such defense and to employ counsel of its choice at its expense and shall have the right to consent to any settlement of such Tax Audit (not to be unreasonably withheld) to the extent that such settlement would have an adverse effect with respect to a period for which that party is liable for Taxes, under this Agreement or otherwise.

Section 10.3          Post-Closing Actions Which Affect Seller's Tax Liability.

(a)           Except as set forth in Section 10.1(d), Purchaser shall not and shall not permit its Affiliates to take any action which could increase any Seller Party's liability for Taxes (including any liability of Seller to indemnify Purchaser for Taxes under this Agreement).

(b)           Except to the extent required by applicable Laws, Purchaser shall not and shall not permit its Affiliates to amend any Tax Return with respect to a taxable period for which any Seller Party may be liable to indemnify Purchaser for Taxes under Section 10.1.

Section 10.4          Refunds.  Purchaser agrees to pay to Seller any refund received (whether by payment, credit, offset or otherwise, and together with any interest thereon) after the Closing by Purchaser or its Affiliates in respect of any Taxes for which any Seller Party is liable or required to indemnify Purchaser under Section 10.1.  Seller agrees to pay to Purchaser any refund received (whether by payment, credit, offset, or otherwise, and together with any interest received thereon) after the Closing by any Seller Party or any of their respective Affiliates in respect of any Taxes for which Purchaser is liable or required to indemnify Seller under Section 10.1.  Each Party shall cooperate with the other and its Affiliates in order to take all necessary steps to claim any such refund.  Any such refund received by a Party or its Affiliates shall be paid to the Party entitled to the refund hereunder within thirty (30) days after such refund is received.  Each Party agrees to notify the other within ten (10) days following the discovery of a right to claim any such refund and upon receipt of any such refund.  Each Party agrees to claim any such refund as soon as possible after the discovery of a right to claim a refund and to furnish to the other Party all information, records and assistance necessary to verify the amount of the refund or overpayment.

Section 10.5          Access to Information.

(a)           From and after Closing, Seller shall grant to Purchaser (or its designees) access at all reasonable times to all of the information, books and records relating to the Assets within the possession of Seller (including without limitation work papers and correspondence with taxing authorities, but excluding work product of and attorney-client communications with any of Seller's legal counsel and personnel files), and shall afford Purchaser (or its designees) the right (at Purchaser's sole expense) to take extracts therefrom and to make copies thereof, to the extent reasonably necessary to permit Purchaser (or its designees) to prepare Tax Returns, to conduct negotiations with Tax authorities, and to implement the provisions of, or to investigate or defend any claims between the Parties arising under, this Agreement.

(b)           From and after Closing, Purchaser shall grant to Seller (or Seller's designees) access at all reasonable times to all of the information, books and records relating to the Assets within the possession of Purchaser (including without limitation work papers and correspondence with taxing authorities, but excluding work product of and attorney-client communications with any of Purchaser's legal counsel and personnel files), and shall afford Seller (or Seller's designees) the right (at Seller's expense) to take extracts therefrom and to make copies thereof, to the extent reasonably necessary to permit Seller (or Seller's designees) to prepare Tax Returns, to conduct negotiations with Tax authorities, and to implement the provisions of, or to investigate or defend any claims between the Parties arising under, this Agreement.

(c)           Each of the Parties hereto will preserve and retain all schedules, work papers and other documents relating to any Tax Returns of or with respect to Taxes relating to the Assets or to any claims, audits or other proceedings affecting the Assets until the expiration of the statute of limitations (including extensions) applicable to the taxable period to which such documents relate or until the final determination of any controversy with respect to such taxable period, and until the final determination of any payments that may be required with respect to such taxable period under this Agreement.

(d)           At Seller's request, Purchaser shall provide reasonable access to Purchaser's and its Affiliates' personnel who have knowledge of the information described in this Section 10.5.

Section 10.6         Like Kind Exchange.  Either Purchaser and/or Seller may, at or before Closing, elect to affect a tax-deferred exchange of the Assets for other qualifying properties (the "Exchange Property") in accordance with the following:

(a)           In the event that Seller makes such an election prior to the Closing, Seller may elect, by notice to Purchaser delivered on or before the Closing Date, to have the Purchase Price paid to a qualified intermediary until Seller has designated the Exchange Property.  The Exchange Property shall be designated by Seller and acquired by the qualified intermediary within the time periods prescribed in Section 1031(a)(3) of the Code, and shall thereupon be conveyed to Seller.  In the event Seller fails to designate, and the qualified intermediary fails to acquire, the Exchange Property within such time periods, unless the agreement with the qualified intermediary provides otherwise, the agency or trust shall terminate and the proceeds then held by the qualified intermediary shall be paid immediately to Seller.

(b)           In the event that Purchaser makes an election under this Section prior to Closing, Purchaser may elect, by notice to Seller delivered on or before the Closing Date, to have the Assets conveyed to a qualified intermediary or an exchange accommodation titleholder (as such term is defined in Rec. Proc. 2000-37 issued effective September 15, 2000).

(c)           The rights and responsibilities of Seller, Purchaser, and the qualified intermediary or exchange accommodation titleholder shall be documented with such agreements containing such terms and provisions as shall be reasonably determined by Seller and Purchaser to be necessary to accomplish a tax deferred exchange under Section 1031 of the Code, subject, however, to the limitations on costs and liabilities of Purchaser and Seller set forth below.  If Seller makes a tax deferred exchange election, Purchaser shall not be obligated to pay additional costs or incur any additional obligations in the acquisition of the Assets.  If Purchaser makes a tax deferred exchange election, no Seller Party shall be obligated to pay any additional costs or incur any additional obligations in the consummation of the transactions contemplated by this Agreement.  Any such tax deferred exchange election by either Party shall not affect the duties, rights, or obligations of the Parties except as expressly set forth in this Section 10.6.

Should either Seller or Purchaser make a tax deferred exchange election and should the tax deferred exchange fail or be disallowed by the Internal Revenue Service for any reason, (i) the non-electing Party's sole responsibility and liability to the electing Party shall be to take such actions as are required by subsections (a), (b), and (c) above; (ii) such non-electing Party shall have no other responsibility or liability whatsoever to the electing Party pursuant to this Section 10.6; and (iii) the electing Party shall release, indemnify, and hold harmless the non-electing Party from any responsibility or liability related to such election except for such actions as may be required pursuant to subsections (a), (b), and (c) above.  Notwithstanding anything to the contrary in this Agreement, the indemnities in this Section 10.6 shall survive the Closing and delivery of the Assignment and Bill of Sale indefinitely.

Section 10.7         Conflict.  In the event of a conflict between the provisions of this Article 10 and any other provision of this Agreement, except Section 13.3 hereof, this Article 10 shall control.

ARTICLE XI
TERMINATION AND AMENDMENT

Section 11.1          Termination.  This Agreement may be terminated at any time prior to Closing: (a) by the mutual prior written consent of Seller and Purchaser; (b) by either Seller or Purchaser, if Closing has not occurred on or before January 1, 2009; (c) by either Party if the aggregate adjustment to the Unadjusted Purchase Price pursuant to Articles 3 and 4 is greater than ten percent (10%) of the Unadjusted Purchase Price, or (d) by either Party if the provisions of Section 12.4 give it the right to do so; provided, however, that no Party shall be entitled to terminate this Agreement under Section 11.1(b) if the Closing has failed to occur because such Party negligently or willfully failed to perform or observe in any material respect its covenants and agreements hereunder or such Party is in breach of its representations and warranties set forth in this Agreement.

Section 11.2          Effect of Termination.  If this Agreement is terminated pursuant to Section 11.1, this Agreement shall become void and of no further force or effect (except for the provisions of Article 1; the waiver provisions of Section 3.5(a) and Section 4.4(d); Sections 3.5(d), 4.3(d), 4.4(d), 5.9, 5.23, 6.8, 6.9, 6.10, 6.11, 7.1 (solely to the extent of the modification of the Confidentiality Agreement), 7.3, 7.5, 7.6, 7.13 (solely with respect to the indemnity provisions thereof), 11.3, 13.2, 13.3, 13.4, 13.8, 13.9, 13.15, 13.16, 13.17, and 13.18; and the Confidentiality Agreement (as modified by this Agreement), all of which shall continue in full force and effect).  Notwithstanding anything to the contrary in this Agreement, the termination of this Agreement under Section 11.1 shall not relieve any Party from liability for any willful or negligent failure to perform or observe in any material respect any of its agreements or covenants contained herein that are to be performed or observed at or prior to Closing.  In the event this Agreement terminates under Section 11.1 and any Party has willfully or negligently failed to perform or observe in any material respect any of its agreements or covenants contained herein which are to be performed or observed at or prior to Closing, then the other Party shall be entitled to all remedies available at law or in equity and shall be entitled to recover court costs and attorneys' fees in addition to any other relief to which such Party maybe entitled.

Section 11.3          Distribution of Deposit Upon Termination.

(a)           If Seller terminates this Agreement under Section 11.1(b), and Purchaser has negligently or willfully failed to perform or observe in any material respect its covenants and agreements or is in breach of its representations and warranties hereunder, then Seller shall be entitled to receive, as its sole and exclusive remedy, the Deposit and any income thereon as liquidated damages, free of any claims by Purchaser or any other Person with respect thereto.  In such event, Seller and Purchaser shall execute and deliver joint written instructions to the Escrow Agent to disburse the Deposit together with any income thereon to Seller.  It is expressly stipulated by the Parties that the actual amount of damages resulting from such a termination would be extremely difficult or impossible to determine accurately because of (among other things) the unique nature of the Assets and the uncertainties of applicable commodity markets, and the amount of the Deposit is a fair and reasonable estimate by the Parties of such damages.

(b)           If this Agreement is terminated for any reason other than the reasons set forth in Section 11.3(a), then Purchaser shall be entitled to receive the Deposit and any income thereon, free of any claims by Seller or any other Person with respect thereto.  In such event, Seller and Purchaser shall execute and deliver joint written instructions to the Escrow Agent to disburse the Deposit together with any income thereon to Purchaser.

ARTICLE XII
INDEMNIFICATION; LIMITATIONS

Section 12.1          Assumption.  Without limiting Purchaser's rights to indemnity under this Article 12, on the Closing Date Purchaser shall assume and hereby agrees to fulfill, perform, pay and discharge (or cause to be fulfilled, performed, paid or discharged) all obligations and liabilities of Seller and its Affiliates, whether known or unknown (the "Assumed Seller Obligations"): (i) arising under or with respect to the Assets and attributable to actions, omissions, or conditions first occurring on or after the Effective Date, or to actions, omissions, or conditions first occurring prior to the Effective Date to the extent that Damages (irrespective of amount) with respect to such actions, omissions, or conditions relate to the period of time on or after the Effective Date; (ii) relating or attributable to the ownership, use, or operation of the Assets from and after the Effective Date; (iii) for plugging and abandonment of all of the Wells and dismantlement or abandonment of all structures and Equipment included in the Assets and restoration of the surface of the Lands in accordance with applicable Laws (whether or not required to be plugged, abandoned, dismantled, or restored as of the Effective Date); (iv) to furnish makeup gas according to the terms of applicable gas balancing, sales, gathering or transportation Contracts; (v) subject to Article 3 and Article 4, relating to, or arising from, Title Defects or environmental matters (solely to the extent that, with respect to environmental matters, Purchaser knew or, in the exercise of reasonable diligence, should have known prior to the Cut-Off Date of such environmental matter or any Damages (irrespective of amount) relating thereto or arising therefrom and did not notify Seller of the same pursuant to Section 4.4(a)); (vi) subject to Section 3.6 and Section 5.8, obligations and liabilities related to or arising from the conveyance of the Assets to Purchaser at Closing without the consent of a third Person; (vii) continuing obligations under any agreements pursuant to which the Seller or its Affiliates purchased Assets prior to the Closing to the extent that Damages therefrom relate to periods of time on or after the Effective Date; (viii) are required to be borne by Purchaser under Section 2.3 or Section 2.4; and (ix) are Tax obligations assumed by Purchaser pursuant to Article 10; provided, however, that Purchaser does not assume any obligations to the extent that they (collectively, the "Retained Seller Obligations"):

(a)           are attributable to actions, omissions, or conditions occurring or existing prior to the Effective Date, except to the extent addressed in clauses (i), (iii), (iv), (v), (viii), or (ix) above;

(b)           relate or are attributable to the ownership, use, or operation of the Assets prior to the Effective Date, except to the extent addressed in clauses (i), (iii), (iv), (v), (viii), or (ix) above;

(c)           are attributable to or arise out of the Excluded Assets;

(d)           are required to be borne by Seller under Section 2.3 or Section 2.4;

(e)           are attributable to or arise out of any futures, options, swaps, or other derivatives in place prior to Closing; or

(f)           are Tax obligations retained by Seller pursuant to Article 10.

(g)           are related to the matters shown on Schedule 5.2 and Schedule 4.2.

Section 12.2          Indemnification.

(a)           From and after Closing Purchaser shall indemnify, defend and hold harmless each Seller Party and their Affiliates and their respective officers, directors, employees, and agents (the "Seller Group") from and against all Damages incurred or suffered by Seller Group:

(i)            caused by, arising out of, or resulting from the Assumed Seller Obligations,

(ii)           caused by, arising out of, or resulting from Purchaser's breach of any of Purchaser's covenants or agreements contained in Article 7, or

(iii)           caused by, arising out of, or resulting from any breach of any representation or warranty made by Purchaser contained in Article 6 of this Agreement or in the certificate delivered at Closing pursuant to Section 9.3(d), even if such Damages are caused in whole or in part by the negligence (whether sole, joint, or concurrent), strict liability or other legal fault of any Indemnified Person, invitee or third Person (but excluding the gross negligence and willful misconduct of any Indemnified Person), but excepting in each case Damages against which Seller would be required to indemnify Purchaser under Section 12.2(b) at the time the claim notice is presented by Purchaser.

(b)           From and after Closing (and, notwithstanding the foregoing, with respect to environmental matters and deficiencies not assumed by Purchaser pursuant to Section 12.1(v), from and after the Cut-Off Date), each Seller Party shall indemnify, defend, and hold harmless Purchaser and its Affiliates, and its and their respective officers, directors, employees, and agents (the "Purchaser Group") against and from all Damages incurred or suffered by Purchaser Group:

(i)           caused by, arising out of, or resulting from such Seller Party's breach of any of such Seller Party's covenants or agreements contained in Article 7 and Section 9.4(e);

(ii)           caused by, arising out of, or resulting from any breach of any representation or warranty made by such Seller Party contained in Article 5 of this Agreement, or in the certificates delivered at Closing pursuant to Section 9.2(e);

(iii)           caused by, or arising out of, or resulting from, the Retained Seller Obligations, to the extent of the ownership of such Seller Party in and to the affected Asset;

even if such Damages are caused in whole or in part by the negligence (whether sole, joint, or concurrent), strict liability or other legal fault of any Indemnified Person, invitee, or third Person (but excluding the gross negligence and willful misconduct of any Indemnified Person).

(c)           Except as set forth in Section 12.2(f), each Party's sole and exclusive remedy against the other Party for (i) any and all breaches of the representations, warranties, covenants, and agreements of such other Party contained in Articles 5, 6, and 7; Section 9.4(e) and the affirmations of such representations, warranties, covenants, and agreements contained in the certificates delivered by Seller and Purchaser at Closing pursuant to Section 9.2(e) and Section 9.3(d), respectively (provided, however, that Purchaser shall be entitled to pursue whatever equitable remedies are available to it notwithstanding the terms of this Section 12.2 to enforce the covenants and agreements of Seller contained in Section 7.6, Section 7.13(d), Section 7.14, Section 7.16, and Section 9.4(e)); and (ii) the Seller Retained Obligations and Seller Assumed Obligations, is set forth in this Section 12.2 (and, (x) where applicable with respect to Article 7, Section 11.2 and (y) with respect to Taxes, Article 10), and if no such right of indemnification is expressly provided, then such claims are hereby waived to the fullest extent permitted by Law.  Except as expressly set forth above, each Party hereto releases, remises, and forever discharges the other Party and its Affiliates, and its and their respective officers, directors, employees, and agents from any and all suits, legal, or administrative proceedings, claims, demands, damages, losses, costs, liabilities, interest, or causes of action whatsoever, in law or in equity, known or unknown, which such Parties might now or subsequently may have, based on, relating to, or arising out of, this Agreement or the ownership, use, or operation of the Assets, or the condition, quality, status, or nature of the Assets, INCLUDING RIGHTS TO CONTRIBUTION UNDER THE COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION AND LIABILITY ACT OF 1980, AS AMENDED, BREACHES OF STATUTORY AND IMPLIED WARRANTIES, NUISANCE OR OTHER TORT ACTIONS, RIGHTS TO PUNITIVE DAMAGES, COMMON LAW RIGHTS OF CONTRIBUTION, ANY RIGHTS UNDER INSURANCE POLICIES ISSUED OR UNDERWRITTEN BY THE OTHER PARTY OR ANY OF ITS AFFILIATES, AND ANY RIGHTS UNDER AGREEMENTS BETWEEN ANY SELLER PARTY AND ANY OTHER SELLER PARTY AND/OR ANY AFFILIATE OF ANY SELLER PARTY, EVEN IF CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT), STRICT LIABILITY OR OTHER LEGAL FAULT OF ANY RELEASED PERSON INVITEE, OR THIRD PARTY.  Without limiting the generality of the preceding sentence, Purchaser agrees that its only remedy with respect to the breach by any Seller Party of its respective covenants and agreements in Article 7 and Section 9.4(e) shall be (x) the indemnity of Seller in Section 12.2(b), as limited by the terms of this Article 12, and, if applicable, as set forth in Section 11.2 and Section 11.3, and (y) the equitable remedies described in Section 12.2(c)(i), above.

(d)           "Damages," for purposes of this Agreement, shall mean the amount of any actual liability, loss, cost, expense, claim, award, or judgment incurred or suffered by any Indemnified Person arising out of or resulting from the indemnified matter, whether attributable to personal injury or death, property damage, contract claims, torts, or otherwise, including reasonable fees and expenses of attorneys, consultants, accountants, or other agents and experts reasonably incident to matters indemnified against, and the costs of investigation and/or monitoring of such matters, and the costs of enforcement of the indemnity; provided, however, that "Damages" shall not include any adjustment for Taxes that may be assessed on payments under this Article 12 or for Tax benefits received by the Indemnified Person as a consequence of any Damages.  Notwithstanding the foregoing, neither Purchaser nor Seller shall be entitled to indemnification under this Section 12.2 for, and Damages shall not include, (i) loss of profits, whether actual or consequential, or other consequential damages suffered by the Party claiming indemnification, or any punitive damages (other than loss of profits, consequential damages, or punitive damages suffered by third Persons for which responsibility is allocated among the Parties), (ii) any increase in liability, loss, cost, expense, claim, award, or judgment to the extent such increase is caused by the actions or omissions of any Indemnified Person after the Closing Date or (iii)  any liability, loss, cost, expense, claim, award, or judgment that does not individually exceed Two-Hundred Thousand dollars ($200,000).

(e)           Any claim for indemnity under this Section 12.2 by any Affiliate, director, officer, employee, or agent must be brought and administered by the applicable Party to this Agreement.  No Indemnified Person other than the Seller Parties and Purchaser shall have any rights against either the Seller Parties or Purchaser under the terms of this Section 12.2 except as may be exercised on its behalf by Purchaser or any of the Seller Parties, as applicable, pursuant to this Section 12.2(e).  Each of Seller and Purchaser may elect to exercise or not exercise indemnification rights under this Section on behalf of the other Indemnified Persons affiliated with it in its sole discretion and shall have no liability to any such other Indemnified Person for any action or inaction under this Section.

(f)           Section 12.2(b) shall not apply in respect of Title Defects, which are exclusively covered by Article 3 and, until the Cut-Off Date Environmental Defects and other environmental deficiencies, which are exclusively covered by Article 4.  This Section 12.2 shall not apply in respect of (i) tax matters other than Section 5.3, which are exclusively covered by Article 2 and Article 10, (ii) claims for Property Costs, which are covered exclusively by Section 2.3, and Section 2.4, (iii) any claims by a Party resulting or arising from the other Party's intentional or willful misrepresentation of material fact contained in this Agreement and the Schedules or Exhibits hereto, which misrepresentation constitutes common law fraud pursuant to applicable Law, or (iv) any claims by Purchaser to the extent based upon or arising out of the Excluded Assets.

(g)           The Parties shall treat, for Tax purposes, any amounts paid under this Article 12 as an adjustment to the Purchase Price.

Section 12.3          Indemnification Actions.  All claims for indemnification under Section 12.2 shall be asserted and resolved as follows:

(a)           For purposes of this Article 12, the term "Indemnifying Person" when used in connection with particular Damages shall mean the Person having an obligation to indemnify another Person or Persons with respect to such Damages pursuant to this Article 12, and the term "Indemnified Person" when used in connection with particular Damages shall mean a Person having the right to be indemnified with respect to such Damages pursuant to this Article 12 (including, for the avoidance of doubt, those Persons identified in Section 12.2(e)).

(b)           To make a claim for indemnification under Section 12.2, an Indemnified Person shall notify the Indemnifying Person of its claim, including the specific details of and specific basis under this Agreement for its claim (the "Claim Notice").  In the event that the claim for indemnification is based upon a claim by a third Person against the Indemnified Person (a "Claim"), the Indemnified Person shall provide its Claim Notice promptly after the Indemnified Person has actual knowledge of the Claim and shall enclose a complete copy of all papers (if any) served with respect to the Claim; provided that the failure of any Indemnified Person to give notice of a Claim as provided in this Section 12.3 shall not relieve the Indemnifying Person of its obligations under Section 12.2 except to the extent such failure results in insufficient time being available to permit the Indemnifying Person to effectively defend against the Claim or otherwise prejudices the Indemnifying Person's ability to defend against the Claim.  In the event that the claim for indemnification is based upon an inaccuracy or breach of a representation, warranty, covenant, or agreement, the Claim Notice shall specify the representation, warranty, covenant or agreement that was inaccurate or breached.

(c)           In the case of a claim for indemnification based upon a Claim, the Indemnifying Person shall have thirty (30) days from its receipt of the Claim Notice to notify the Indemnified Person whether it admits or denies its obligation to defend the Indemnified Person against such Claim under this Article 12.  If the Indemnifying Person does not notify the Indemnified Person within such thirty (30) day period regarding whether the Indemnifying Person admits or denies its obligation to defend the Indemnified Person, it shall be conclusively deemed obligated to provide such indemnification hereunder.  The Indemnified Person is authorized, prior to and during such thirty (30) day period, to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Person and that is not prejudicial to the Indemnifying Person.

(d)           If the Indemnifying Person admits its obligation, it shall have the right and obligation to diligently defend, at its sole cost and expense, the Claim.  The Indemnifying Person shall have full control of such defense and proceedings, including any compromise or settlement thereof.  If requested by the Indemnifying Person, the Indemnified Person agrees to cooperate in contesting any Claim which the Indemnifying Person elects to contest (provided, however, that the Indemnified Person shall not be required to bring any counterclaim or cross-complaint against any Person).  The Indemnified Person may participate in, but not control, any defense or settlement of any Claim controlled by the Indemnifying Person pursuant to this Section 12.3(d).  An Indemnifying Person shall not, without the written consent of the Indemnified Person, settle any Claim or consent to the entry of any judgment with respect thereto that (i) does not result in a final, non-appealable, resolution of the Indemnified Person's liability with respect to the Claim (including, in the case of a settlement, an unconditional written release of the Indemnified Person from all further liability in respect of such Claim) or (ii) may materially and adversely affect the Indemnified Person (other than as a result of money damages covered by the indemnity).

(e)           If the Indemnifying Person does not admit its obligation or admits its obligation but fails to diligently defend or settle the Claim, then the Indemnified Person shall have the right to defend against the Claim (at the sole cost and expense of the Indemnifying Person, if the Indemnified Person is entitled to indemnification hereunder), with counsel of the Indemnified Person's choosing, subject to the right of the Indemnifying Person to admit its obligation to indemnify the Indemnified Person and assume the defense of the Claim at any time prior to settlement or final, non-appealable determination thereof.  If the Indemnifying Person has not yet admitted its obligation to indemnify the Indemnified Person, the Indemnified Person shall send written notice to the Indemnifying Person of any proposed settlement and the Indemnifying Person shall have the option for ten (10) days following receipt of such notice to (i) admit in writing its obligation for indemnification with respect to such Claim and (ii) if its obligation is so admitted, assume the defense of the Claim, including the power to reject the proposed settlement.  If the Indemnified Person settles any Claim over the objection of the Indemnifying Person after the Indemnifying Person has timely admitted its obligation for indemnification in writing and assumed the defense of the Claim, the Indemnified Person shall be deemed to have waived any right to indemnity therefor.

(f)            If Purchaser would be required to defend a Claim as provided in this Section 12.3 but for the assertion that any liability, loss, cost, expense, claim, award, judgment or other damages incurred or suffered by Seller would not constitute "Damages" as defined in Section 12.2(d), Purchaser shall nevertheless have the right and obligation to defend against such Claim as set forth in Section 12.3(d) subject to the indemnification obligations of Seller set forth in this Article 12.

(g)           In the case of a claim for indemnification not based upon a Claim, the Indemnifying Person shall have thirty (30) days from its receipt of the Claim Notice to (i) cure the Damages complained of, (ii) admit its obligation to provide indemnification with respect to such Damages or (iii) dispute the claim for such Damages.  If the Indemnifying Person does not notify the Indemnified Person within such thirty (30) day period that it has cured the Damages or that it disputes the claim for such Damages, the Indemnifying Person shall be conclusively deemed obligated to provide indemnification hereunder.

Section 12.4          Casualty and Condemnation.  If, after the date of this Agreement but prior to Closing Date, any portion of the Assets is destroyed by fire or other casualty or is expropriated or taken in condemnation or under right of eminent domain that Seller has not been able to repair or otherwise cure (a "Casualty Loss"), Seller and Purchaser shall agree prior to the Closing either to (a) delete the Assets (or portion thereof) which are subject to the Casualty Loss from this Agreement and reduce the Unadjusted Purchase Price in the same manner set forth in Section 3.5(e), or (b) to proceed with the purchase and sale of such Assets notwithstanding the Casualty Loss (without any reduction in the Unadjusted Purchase Price) in which case Seller shall pay to Purchaser all sums paid by third Persons to Seller by reason of the Casualty Loss (without duplication of any other sums or proceeds paid or to be paid to Purchaser pursuant to this Agreement) to the extent paid with respect to the Assets (including, without limitation proceeds of policies of insurance) promptly upon receipt of such sums by Seller and, to the extent permitted pursuant to applicable Law, Seller shall assign all right, title, and interest of Seller in and to any claims, causes of action, unpaid proceeds, or other payments from third Persons arising out of such Casualty Loss (to the extent related to the Assets).  In the event that the value of the portion of the Assets affected by such Casualty Loss (which shall be determined in the same manner set forth in Section 3.5(e)) exceeds Thirty Million dollars ($30,000,000), Seller and Purchaser shall have the right to terminate this Agreement upon written notification to the other Party, and the Parties shall have the rights set forth in Article 11.

Section 12.5          Limitation on Actions.

(a)           Except as set forth to the contrary in this Section 12.5(a), the representations and warranties of the Seller and Purchaser in Article 5 and Article 6 and the covenants and agreements of the Parties in Article 7 and the corresponding representations and warranties given in the certificates delivered at Closing pursuant to Section 9.2(e) and Section 9.3(d), as applicable, shall survive the Closing until the Cut-Off Date (except that the covenants of Sellers and Purchaser set forth in Section 9.4(e) shall survive the Closing for the periods of time set forth therein).  Notwithstanding the foregoing:

(i)           the representations and warranties of Seller set forth in Section 5.14, Section 5.15, Section 5.11(d), and Section 5.22, shall terminate as of the Closing;

(ii)           the representations of Seller set forth in Section 5.3 and Section 5.4 shall survive the Closing for the applicable statute of limitations periods;

(iii)           the representations of Seller and Purchaser in Section 5.1 and Section 6.1, respectively shall survive the Closing indefinitely;

(iv)           the covenant of Seller in Section 7.13 shall survive the Closing for the period of time set forth therein with respect to Seller's obligations and indefinitely as to the indemnity provision therein,

(v)           the covenant of Purchaser set forth in Section 7.5 shall survive the Closing indefinitely;

(vi)           the covenants of Seller in Section 7.6 and Section 7.16 shall survive the Closing indefinitely; and

(vii)           the covenants of Seller set forth in Section 7.14 shall survive the Closing for the period of time set forth therein.

(b)           Except as specifically set forth in this Agreement, the remainder of this Agreement shall survive the Closing without time limit except as may otherwise be expressly provided herein.  Representations, warranties, covenants, and agreements shall be of no further force and effect after the date of their expiration, provided that there shall be no termination of any bona fide claim asserted pursuant to this Agreement with respect to such a representation, warranty, covenant, or agreement prior to its expiration date.

(c)           The indemnities in Section 12.2(a)(ii), Section 12.2(a)(iii), Section 12.2(b)(i), and Section 12.2(b)(ii) shall terminate as of the termination date of each respective representation, warranty, covenant, or agreement that is subject to indemnification, except in each case as to matters for which a specific written claim for indemnity has been delivered to the Indemnifying Person on or before such termination date.  The indemnity in Section 12.2(b)(iii) shall survive the Closing for the applicable statute of limitations with respect to Section 12.1(a), Section 12.1(b), and Section 12.1(d), and indefinitely as to the remainder of the Seller Retained Obligations. The indemnities in Section 12.2(a)(i) shall continue without time limit, except with respect to Section 12.1(x), which indemnity shall continue for the period of the applicable statute of limitations.

(d)           Neither Party shall have any liability for any indemnification under Section 12.2 until and unless the aggregate amount of the liability for all Damages (i) for which Claim Notices are delivered by the other Party, and (ii) with respect to which the indemnifying Party admits (or it is otherwise finally determined) that the indemnifying Party has an obligation to indemnify the indemnified Party pursuant to the terms of Section 12.2 exceeds Two Million Five Hundred Thousand dollars ($2,500,000) (the "Minimum Damage Amount"), at which time the indemnified Party will be entitled to recover all such Damages; provided, however, that, for the purposes of this Section 12.5, the Minimum Damage Amount shall not apply with respect to any Damages to the extent arising out of or resulting from (w) the breach by Seller of its representations and warranties contained in Section 5.3, (x)  breach by a Party of its covenants and agreements Parties contained in Article 10, (y) the breach by a Party of its representations in Section 5.1 and Section 6.1 through Section 6.4, inclusive, (z) the Assumed Seller Obligations or the Retained Seller Obligations.  Neither the Minimum Damage Amount nor the monetary limitation on Damages set forth in Section 12.2(d) shall apply to breaches of Seller's representation in Section 5.7.  With respect to claims relating to Environmental Defects or other environmental deficiencies with the Assets for which Purchaser is entitled to indemnification pursuant to Section 12.2(b), the amount of Damages shall be determined pursuant to Section 4.4(e)(i), (ii), and (iii).

(e)           Notwithstanding anything to the contrary contained elsewhere in this Agreement, neither Party shall be required to indemnify the other Party under this Article 12 for aggregate Damages in excess of One-Hundred Fifty Million dollars ($150,000,000).

(f)           The amount of any Damages for which an Indemnified Person is entitled to indemnity under this Article 12 shall be reduced by the amount of insurance proceeds realized by the Indemnified Person or its Affiliates with respect to such Damages (net of any collection costs, and excluding the proceeds of any insurance policy issued or underwritten by the Indemnified Person or its Affiliates).

(g)           Neither Party shall have any obligation or liability under this Agreement or in connection with or with respect to the transactions contemplated by this Agreement for any breach, misrepresentation, or noncompliance with respect to any representation, warranty, covenant, indemnity, or obligation if such breach, misrepresentation, or noncompliance shall have been waived by the other Party.

Section 12.6          Escrow.

(a)           The Deposit, together with any interest thereon (the "Escrow Amount"), shall be maintained in the Escrow Account until (i) the later to occur of one-hundred eighty (180) days after the Closing Date and December 31, 2008 (the "Escrow Maintenance Period") and (ii) so long thereafter as is required to resolve any claims asserted by Purchaser in accordance with the procedure described in Section 12.6(b); provided, however, that, from time to time upon and after the termination of the Escrow Maintenance Period, the Escrow Amount shall be distributed to Seller to the extent that Purchaser's unresolved claims which were asserted in accordance with Section 12.6(b) are less than the Escrow Amount, and Purchaser agrees to take all actions as may be required to distribute such amounts to Seller.

(b)           Upon notice to Seller specifying in reasonable detail the basis therefor, Purchaser may, prior to the termination of the Escrow Maintenance Period, give written notice to the Escrow Agent of any claim to which it may be entitled pursuant to the terms of this Agreement, excluding, however, any claims that may indemnified, bonded, or cured pursuant to Section 3.5 or Section 4.4.  Such notice shall specify the Damages to which Purchaser reasonably believes it is entitled and shall certify that, during the period of time set forth in Section 12.3(b) or Section 12.3(g), as applicable, Seller has not paid the Damages claimed by Purchaser or otherwise responded to Purchaser's Claim Notice in a manner acceptable to Purchaser, in the exercise of its commercially reasonable discretion.  The delivery by Purchaser of a notice of a claim for Damages to the Escrow Agent hereunder shall not constitute an election of remedies and shall not limit Purchaser in any manner in the enforcement of other remedies to which it may be entitled hereunder.

ARTICLE XIII
MISCELLANEOUS

Section 13.1         Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original instrument, but all such counterparts together shall constitute but one agreement.

Section 13.2         Notices.  All notices that are required or may be given pursuant to this Agreement shall be sufficient in all respects if given in writing, in English and delivered personally, by telecopy or by recognized courier service, as follows:

If to Seller:	O'Brien Resources, LLC
425 Ashley Ridge Boulevard, Suite 300
Shreveport, Louisiana 71106
Attention:	William J. O'Brien, III
Telephone:	(318) 865-8568
Facsimile:	(318) 865-5173

with a copy to:	Bracewell & Giuliani LLP
Pennzoil Place, South Tower
711 Louisiana Street, Suite 2300
Houston, Texas 77002
Attention:	James McAnelly III
Telephone:	(713) 221-1194
Telecopy:	(713) 222-3241

If to Purchaser:	Berry Petroleum Company
950 – 17th Street, Suite 2400
Denver, Colorado 80202
Attention:	Michael Duginski
Telephone:	(303) 825-3344
Telecopy:	(303) 825-3350

With a copy to:	Holland & Hart LLP
555 – 17th Street, Suite 3200
Denver, Colorado 80202
Attention:	Davis O'Connor
Telephone:	(303) 295-8000
Telecopy:	(303) 295-8261

Either Party may change its address for notice by notice to the other in the manner set forth above.  All notices shall be deemed to have been duly given at the time of receipt by the Party to which such notice is addressed.

Section 13.3         Sales or Use Tax, Recording Fees and Similar Taxes and Fees.  Notwithstanding anything to the contrary in Article 10, Purchaser shall bear any sales, use, excise, real property transfer or gain, gross receipts, goods and services, registration, capital, documentary, stamp or transfer Taxes, recording fees, and similar Taxes and fees incurred and imposed upon, or with respect to, the property transfers or other transactions contemplated hereby.  Should any Seller Party or any Affiliate of any Seller Party pay any amount for which Purchaser is liable under this Section 13.3, Purchaser shall, promptly following receipt of Seller's invoice, reimburse the amount paid.  If such transfers or transactions are exempt from any such taxes or fees upon the filing of an appropriate certificate or other evidence of exemption, Purchaser shall timely furnish to Seller such certificate or evidence.

Section 13.4          Expenses.  Except as provided in Section 7.6 and in Section 12.3, all expenses incurred by Seller in connection with or related to the authorization, preparation or execution of this Agreement, and the Exhibits and Schedules hereto and thereto, and all other matters related to the Closing, including without limitation, all fees and expenses of counsel, accountants and financial advisers employed by Seller, shall be borne solely and entirely by Seller, and all such expenses incurred by Purchaser shall be borne solely and entirely by Purchaser.

Section 13.5         Replacement of Bonds, Letters of Credit, and Guarantees.  The Parties understand that none of the bonds, letters of credit and guarantees, if any, posted by Seller or any Affiliate of Seller with any Governmental Authority or third Person and relating to the Assets are to be transferred to Purchaser.  On or before Closing, Purchaser shall obtain, or cause to be obtained in the name of Purchaser, replacements for such bonds, letters of credit and guarantees, and shall cause, effective as of the Closing, the cancellation or return to Seller of the bonds, letters of credit, and guarantees posted by Seller and such Affiliates.  Schedule 13.5 identifies the corporate guarantees (but not surety bonds or other forms of security) posted by Seller or any Affiliate of Seller with respect to the Assets as of the date noted on such schedule.

Section 13.6          Records.

(a)           Within thirty (30) days after the Closing Date, Seller shall deliver or cause to be delivered to Purchaser any Records that are in the possession of Seller or its Affiliates, subject to Section 13.6(b).

(b)           Seller may retain the originals of those Records relating to Tax and accounting matters and provide Purchaser, at its request, with copies of such Records that pertain to non-income Tax matters solely related to the Assets.  Seller may retain copies of any other Records.

(c)           Purchaser, for a period of seven (7) years following the Closing, shall:

(i)           retain the Records,

(ii)           provide Seller, its Affiliates, and their respective officers, employees, and representatives with access to the Records during normal business hours for review and copying at Seller's expense; and

(iii)           provide Seller, its Affiliates, and their respective officers, employees, and representatives with access, during normal business hours, to materials received or produced after Closing relating to

(A)           Seller's obligations under Article 10 (including to prepare Tax Returns and to conduct negotiations with Tax Authorities), or

(B)           any claim for indemnification made under Section 12.2 of this Agreement (excluding, however, attorney work product and attorney-client communications with respect to any such claim being brought by Purchaser under this Agreement)

for review and copying at Seller's expense and to the Purchaser's personnel for the purpose of discussing any such matter or claim.

Section 13.7         Use of Seller Party Names.  As promptly as practicable, but in any case within one hundred twenty (120) days after the Closing Date, Purchaser shall eliminate the use of the names O'Brien Resources, O'Brien Energy, O'BENCO, Sepco, and variants thereof from the Assets and business of Purchaser conducted therewith, and, except with respect to such grace period for eliminating existing usage, shall have no right to use any logos, trademarks or trade names belonging to any Seller Party or any of Affiliate of any Seller Party.  Purchaser shall be solely responsible for any direct or indirect costs or expenses resulting from the change in use of name, and any resulting notification or approval requirements.

Section 13.8         Governing Law and Venue.  This Agreement and the legal relations between the Parties shall be governed by and construed in accordance with the laws of the State of Texas, without regard to principles of conflicts of laws that would direct the application of the laws of another jurisdiction.

Section 13.9          Dispute Resolution.  Each Party consents to personal jurisdiction in any action brought in the United States federal courts located in the State of Texas with respect to any dispute, claim or controversy arising out of or in relation to or in connection with this Agreement, and each of the Parties hereto agrees that any action instituted by it against the other with respect to any such dispute, controversy, or claim (except to the extent a dispute, controversy, or claim arising out of or in relation to or in connection the determination of a Title Defect Amount pursuant to Section 3.5(f), the Environmental Defect Amount pursuant to Section 4.5, or the determination of Purchase Price adjustments pursuant to Section 9.4(b) is referred to an expert pursuant to those Sections) will be instituted exclusively in the United States District Court for the Southern District of Texas, Houston Division.  The Parties hereby waive trial by jury in any action, proceeding, or counterclaim brought by any Party against another in any matter whatsoever arising out of or in relation to or in connection with this Agreement.

Section 13.10       Captions.  The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

Section 13.11       Waivers.  Any failure by any Party to comply with any of its obligations, agreements, or conditions herein contained may be waived by the Party to whom such compliance is owed by an instrument signed by the Party to whom compliance is owed and expressly identified as a waiver, but not in any other manner.  No waiver of, or consent to a change in, any of the provisions of this Agreement shall be deemed or shall constitute a waiver of, or consent to a change in, other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

Section 13.12       Assignment.  No Party shall assign (including, without limitation, by change of control, merger, consolidation, or stock purchase) or otherwise transfer all or any part of this Agreement, nor shall any Party delegate any of its rights or duties hereunder (including, without limitation, by change of control, merger, consolidation, or stock purchase), without the prior written consent of the other Party and any transfer or delegation made without such consent shall be void.  Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns.

Section 13.13       Entire Agreement.  The Confidentiality Agreement, this Agreement and the documents to be executed hereunder and the Exhibits and Schedules attached hereto constitute the entire agreement among the Parties pertaining to the subject matter hereof, and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties pertaining to the subject matter hereof.

Section 13.14       Amendment.  This Agreement may be amended or modified only by an agreement in writing signed by Seller and Purchaser and expressly identified as an amendment or modification.

Section 13.15       No Third-Person Beneficiaries.  Nothing in this Agreement shall entitle any Person other than Purchaser and Seller to any claim, cause of action, remedy or right of any kind, except the rights expressly provided to the Persons described in Section 7.5 and Section 12.2(e).

Section 13.16        References.

In this Agreement:

(a)           References to any gender includes a reference to all other genders;

(b)           References to the singular includes the plural, and vice versa;

(c)           Reference to any Article or Section means an Article or Section of this Agreement;

(d)           Reference to any Exhibit or Schedule means an Exhibit or Schedule to this Agreement, all of which are incorporated into and made a part of this Agreement;

(e)           Unless expressly provided to the contrary, "hereunder", "hereof", "herein", and words of similar import are references to this Agreement as a whole and not any particular Section or other provision of this Agreement;

(f)           References to "$" or "dollars" means United States dollars; and

(g)           "Include" and "including" shall mean include or including without limiting the generality of the description preceding such term.

Section 13.17       Construction.  Purchaser is capable of making such investigation, inspection, review and evaluation of the Assets as a prudent purchaser would deem appropriate under the circumstances, including with respect to all matters relating to the Assets, their value, operation, and suitability.  Each of Seller and Purchaser has had the opportunity to exercise business discretion in relation to the negotiation of the details of the transaction contemplated hereby.  This Agreement is the result of arm's-length negotiations from equal bargaining positions.  It is expressly agreed that this Agreement shall not be construed against any Party, and no consideration shall be given or presumption made, on the basis of who drafted this Agreement or any particular provision thereof.

Section 13.18       Limitation on Damages.  Notwithstanding anything to the contrary contained herein, none of Purchaser, any Seller Party, or any of their respective Affiliates shall be entitled to consequential, special, or punitive damages in connection with this Agreement and the transactions contemplated hereby (other than special or punitive damages suffered by third Persons for which responsibility is allocated between the Parties) and each of Purchaser and each Seller Party, for itself and on behalf of its Affiliates, hereby expressly waives any right to consequential, special, or punitive damages in connection with this Agreement and the transactions contemplated hereby.  It is understood and agreed by Purchaser that there are a number of Parties constituting Seller under this Agreement, and that, except as specifically set forth herein, any representations, warranties, covenants, or agreements made by "Seller" hereunder are severally made by each Party constituting Seller with respect to itself and its ownership interest in the Assets only, and not with respect to any other Seller Party or any other interest in the Assets.  The obligations of the Parties constituting "Seller" hereunder shall be several and not joint, and no party who is a part of the Parties constituting Seller shall be responsible for the obligations of any other Party or any matters relating to any other Party or any other Party's interest in the Assets.

IN WITNESS WHEREOF, this Agreement has been signed by each of the Parties as of the date first above written.

SELLER:

O'BRIEN RESOURCES, LLC

By:
William J. O'Brien III
Chairman and Chief Executive Officer

O'BENCO II, LP

By:	O'BENCO II GP, LLC, its General Partner

By:	O'Brien Resources, LLC, its Manager

By:
William J. O'Brien III
Chairman and Chief Executive Officer

SEPCO II, LLC

By:
Jack R. Touchstone
Management Committee Chairman

CROW HORIZONS COMPANY

By:	O'Brien Resources, LLC, its Agent and Attorney-in-Fact

By:
William J. O'Brien III
Chairman and Chief Executive Officer

LIBERTY ENERGY, LLC

By:
Scott Carson
Investment Officer

PURCHASER:

BERRY PETROLEUM COMPANY

By:
Name:
Title: